EXHIBIT 10.1

PRIVILEGED AND CONFIDENTIAL

SUBJECT TO TERMS OF A CONFIDENTIALITY AGREEMENT

EQUITY PURCHASE AGREEMENT

DATED AS OF

FEBRUARY 21, 2025

by and between

FISCALNOTE, INC.,

as Seller

and

FACTIVA LIMITED,

as Purchaser

i

ii

Exhibits
Exhibit A	Accounting Methodology
Exhibit B	Accounting Principles; Sample Net Working Capital Calculation
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of Employee Leasing Agreement
Exhibit F	R&W Insurance Policy
Exhibit G	Sample Bundled Contracts Loss Calculation
Exhibit H	Form of Interests Assignment
Exhibit I	Form of IP License
Exhibit J	Form of IP Assignment
Exhibit K	Form of Asset Assignment and Assumption Agreement

iii

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT, dated as of February 21, 2025, is entered into by and between FiscalNote, Inc., a Delaware corporation (“Seller”), and Factiva Limited, a private limited company incorporated in England and Wales with company number 03773253 (“Purchaser”).

WHEREAS, Seller is the owner of one hundred percent (100%) of the outstanding: (i) issued share capital (the “Shares”) of Dragonfly Eye Limited, a private limited company incorporated in England & Wales with company number 12144978 (“Dragonfly”), and (ii) membership interests (the “Membership Interests”) of The Oxford Analytica International Group, LLC, a Delaware limited liability company (“Oxford”) (collectively, the Shares and the Membership Interests being the “Company Interests”); and

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Company Interests, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I—DEFINITIONS

Section 1.1. Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Change Taxes” means without duplication, any and all Taxes (as reasonably determined by the Purchaser) payable by the Purchaser or its Affiliates (including, for the avoidance of doubt, any member of the Company Group) with respect to taxable income recognized in any taxable period (or portions thereof) ending after the Closing Date, which taxable income would have been realized by a Company, a Subsidiary thereof or an equityholder thereof with respect to a Taxable period (or portion thereof) ending on or before the Closing Date if each Company and Subsidiary thereof had used the accrual method of income Tax accounting. For purposes of this definition, Taxes will be deemed payable if such taxable income reduces any Tax asset or Tax attribute of the Company, a Subsidiary thereof, the Purchaser or any of their Affiliates.

“Accounting Methodology” means GAAP, subject to the adjustments and modifications set forth on Exhibit A.

“Accounting Principles” means (a) the accounting principles and policies set forth on Exhibit B, (b) to the extent not inconsistent with clause (a), and only to the extent consistent with the Accounting Methodology, the accounting principles, policies, procedures and practices of the Company Group as applied in the Financial Statements dated December 31, 2024, and (c) to the extent not addressed in clauses (a) and (b), GAAP. For the avoidance of doubt, (i) clause (a) shall take precedence over clauses (b) and (c) and clause (b) shall take precedence over clause (c) and (ii) the sample Net Working Capital calculation included in Exhibit B is for illustrative purposes only.

“Action” means any claim, action, suit, litigation, arbitration, hearing, prosecution, contest, inquiry, audit, examination, investigation or other proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding) by or before any Governmental Authority or any arbitrator or arbitration panel.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” means this Equity Purchase Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.

“Anti-Corruption Laws” means all Laws relating to the prevention of corruption and bribery including the (a) U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) the relevant common law or legislation from time to time in force in the United Kingdom including the Bribery Act 2010 and (c) any other applicable “anti-corruption” or “anti-bribery” or “anti-money laundering” laws of any other jurisdiction anywhere in the world.

“ARR” means, with respect to any Company Group customer Contract, the U.S. Dollar value of annual recurring revenue earned from any product sold under the subscription product lines listed on Schedule 1.3, as determined by (a) in the case of Contracts for subscription-based revenue only, the standalone Contract value or (b) in the case of Contracts that have both subscription-based and one-time revenue, the assignment of value between the recurring and non-recurring component of the Contract based on the Company’s standalone selling price, as applicable.

“ARR Loss” means, if the aggregate ARR with respect to all Company Group customer Contracts as determined pursuant to Section 5.23 is less than the aggregate ARR with respect to such Contracts as set forth on Section 3.15(e) of the Disclosure Schedules, an amount equal to 2.75 times such difference.

“Bundled Contract Escrow Amount” means $424,325 less, in the event that a Bundled Contract Novation occurs prior to the Closing with respect to any one or more Specified Bundled Contracts without resulting in a Bundled Contract Loss, an amount equal to the amount of ARR under such Specified Bundled Contract on account of Company Group products and/or services, as set forth on Schedule 1.1.

“Bundled Contract Loss” means, with respect to any Specified Bundled Contract as to which (a) a Bundled Contract Novation is effected and (b) the ARR under such Novated Contract is less than the ARR under such Specified Bundled Contract on account of Company Group products and/or services, as set forth on Schedule 1.1, an amount equal to 2.75 times such difference. A sample calculation of Bundled Contract Loss is set forth on Exhibit G attached hereto.

“Bundled Contract Novation” means, with respect to each Specified Bundled Contract, the execution and delivery, prior to the expiration date of such Specified Bundled Contract (or in the case of the Expiring Agreement, within three (3) months following the expiration of such Specified Bundled Contract) of a new contract (a “Novated Contract”) between a member of the Company Group or an Affiliate thereof and the counterparty to such Specified Bundled Contract providing for the provision to such counterparty by the Company Group of the Company Group products and/or services currently being provided under such Specified Bundled Contract; provided that Purchaser and Seller comply with the provisions of Section 5.21 (including Schedule 5.21) in seeking to obtain such Novated Contracts.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Cash” means, as of the Effective Time, (a) all cash and cash equivalents of the Company Group, including all marketable securities and short-term investments to the extent convertible to cash within 30 days, inbound checks that have been deposited but not yet cleared unless any such checks have had the effect of increasing Net Working Capital, cash in bank accounts (including any deposit, demand, checking, or savings account maintained by the Company Group with a bank or financial institution), less (b) outbound checks that have been issued by the Company Group but have not yet cleared or reduced the balance in the applicable bank account unless any such checks have had the effect of reducing Net Working Capital and (c) cash which is not freely usable by the Purchaser because it is subject to restrictions or limitations or Taxes on use or distribution by Law, Contract or otherwise, including, without limitation, restrictions on dividends and repatriations or any other form of restriction (items (b) and (c) together, “Restricted Cash”).

“Closing Date Cash Amount” means the Cash as of the Effective Time.

“Closing Date Seller Expenses” means the Seller Expenses to the extent not paid as of the Effective Time.

“Closing Date Total Indebtedness” means the Total Indebtedness to the extent not repaid as of the Effective Time.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Dragonfly or Oxford, as the case may be, and “Companies” means Dragonfly and Oxford, collectively.

“Company Group” means (a) the Companies and each of the Company Subsidiaries, collectively, or (b) the Company or any Company Subsidiary, individually, as the context may require.

“Company Group Exclusive Information” means all information (or compilations thereof, rights thereto, etc.) owned by or assigned to the Company Group upon Closing and pertaining to (a) the Company Group’s expert network (e.g., identification, contact information, and demographic information, verification and onboarding processes, communication, information collection and sharing processes); (b) documents, training data, databases, and code defining or used for the Company Group’s Copilot artificial intelligence platform; all information pertaining to Embedded Analysts (e.g., identification, contact information, and demographic information, training, onboarding and secondment processes); and (c) all compilations or databases, or portions thereof, containing the same. For the avoidance of doubt, Company Group Exclusive Information comprises various forms of Intellectual Property and the parties acknowledge that the Company Group Exclusive Information comprises, inter alia, trade secrets. Without limiting the foregoing, this definition should not be read to limit the definition of Proprietary Information, Data, or other defined terms as set forth herein.

“Company Intellectual Property Rights” means all Intellectual Property Rights that are owned by (solely or jointly with any other Person) or licensed to the Company Group.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property Rights owned or purported to be owned by the Company Group.

“Company Software” means all proprietary Software included in the Company Intellectual Property Rights, including but not limited to the Company Group’s Copilot artificial intelligence platform.

“Company Subsidiaries” means each of the Subsidiaries of the Companies as set forth on Section 3.5(e) of the Disclosure Schedules.

“Conveyance Taxes” means all sales, use, value added, transfer, stamp, real property transfer or gains and similar Taxes.

“Current Assets” means the current assets of the Company Group (excluding Cash and Restricted Cash) as of the Effective Time, determined in accordance with the Accounting Principles, but excluding any deferred or income Tax assets and loans or amounts receivable from Seller or its Affiliates.

“Current Liabilities” means the current Liabilities of the Company Group as of the Effective Time, determined in accordance with the Accounting Principles; provided, however, that in no event will Current Liabilities include any deferred or income Tax liabilities, Seller Expenses or Total Indebtedness (including any corresponding assets or contra liabilities relating to Total Indebtedness such as unamortized debt issuance costs).

“Disclosure Schedules” means the Disclosure Schedules attached hereto, dated as of the date hereof and delivered by Seller to Purchaser in connection with this Agreement.

“Documents” means this Agreement, the Transition Services Agreement, the Interests Assignment and the Escrow Agreement.

“Dragonfly FY 23 Accounts” means the individual company accounts of Dragonfly for the financial period ending on 31 December 2023.

“Employee Benefit Plan” means (a) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), (b) each other employment, independent contractor, compensatory or employee benefit plan, program, agreement, arrangement or policy either: (i) maintained, sponsored, contributed to by, or required to be contributed to by, any member or Affiliate of the Company Group, for the benefit of any employee, director or independent contractor of any member of the Company Group, or (ii) with respect to which any member of the Company Group has or may have any liability (whether known or unknown, contingent, accrued or otherwise).

“Employee Leasing Agreement” means that certain Employee Leasing Agreement dated as of the Closing Date by and between Seller, Purchaser and certain Affiliates of Purchaser in the form of Exhibit E.

“Environmental Laws” means all federal, state, local and foreign statutes, regulations and ordinances concerning pollution or protection of the environment as such requirements are enacted and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that must be considered a single employer with the Companies under Section 414 of the Code.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means that certain Escrow Agreement dated as of the Closing Date by and among the Escrow Agent, Seller and Purchaser in the form attached hereto as Exhibit C.

“Escrow Amount” means $400,000.

“Estimated Purchase Price” means an amount that is equal to the sum of (a) the Purchase Price, plus (b) the amount, if any, by which Net Working Capital reflected on the Preliminary Working Capital Statement is in excess of the Target Net Working Capital, minus (c) the amount, if any, by which Net Working Capital reflected on the Preliminary Working Capital Statement is less than the Target Net Working Capital, plus (d) the Closing Date Cash Amount set forth in the Preliminary Working Capital Statement, minus (e) the amount of the Closing Date Seller Expenses set forth in the Preliminary Working Capital Statement, minus (f) the amount of the Closing Date Total Indebtedness set forth in the Preliminary Working Capital Statement.

“Expiring Agreement” means that certain Bundled Contract listed on Schedule 1.2.

“Final Purchase Price” means the sum of (a) the Purchase Price, plus (b) the amount, if any, by which Final Net Working Capital is in excess of the Target Net Working Capital, minus (c) the amount, if any, by which Final Net Working Capital is less than the Target Net Working Capital, plus (d) the Final Closing Date Cash Amount minus (e) the Final Closing Date Seller Expenses, minus (f) the Final Closing Date Total Indebtedness.

“Final Closing Working Capital Statement” means the definitive Closing Working Capital Statement agreed to by Seller and Purchaser if no items are disputed in accordance with Section 2.5(d) or the definitive Closing Working Capital Statement resulting from the determination made by the Accounting Firm in accordance with Section 2.5(e).

“Flow of Funds Memorandum” means a memorandum prepared by Seller and delivered to Purchaser at least three (3) days prior to the Closing Date, setting forth a good faith estimate of: (a) the Preliminary Working Capital Statement, (b) the amount of Closing Date Seller Expenses, a brief description of the nature of such expense, and payment instructions with respect to each party to which such Seller Expenses are to be paid, (c) the amount of Closing Date Total Indebtedness, together with payoff letters (including wire transfer instructions) from each holder of such Total Indebtedness, which letter shall specify the aggregate amount required to be paid in order to repay in full the Total Indebtedness related to such payoff letter (including any and all accrued but unpaid interest and prepayment penalty obligations and breakage costs due upon repayment) and payment instructions, and (d) the amount of the Purchase Price to be paid to Seller at the Closing, together with wire instructions for the payment therefor.

“Foreign Corporation Taxes” means, without duplication, any and all (a) Taxes of or imposed on the Purchaser or any of its Affiliates (including the Companies and the Company Subsidiaries) as a result of an inclusion under Section 951(a) of the Code (or any similar provision of state or local Law) attributable to (i) “Subpart F income” within the meaning of Section 952 of the Code (or similar provision of state, local foreign or other Law) received or accrued on or prior to the Closing Date that is related or attributable to the Companies or any of the Company Subsidiaries or (ii) the holding of “United States property” within the meaning of Section 956 of the Code (or similar provision of state, local foreign or other Law) on or prior to the Closing Date that is related or attributable to the Companies or any of the Company Subsidiaries, in each case, determined as if the taxable years of each of the Companies and the Company Subsidiaries ended at the end of the day on the Closing Date; (b) Taxes of or imposed on the Purchaser or any of its Affiliates (including the Companies and the Company Subsidiaries) as a result of an inclusion under Section 951A of the Code (or similar provision of state, local foreign or other Law) determined as if the taxable years of each of the Companies and the Company Subsidiaries ended at the end of the day on the Closing Date; and (c) the aggregate amount of federal, state, and local income Taxes resulting from an election pursuant to Section 965(h) of the Code (and applicable provisions of state and local Law) to pay the “net tax liability” (as defined in Section 965(h) of the Code and applicable provisions of state and local Law) in installments.

“Fraud” means an intentional misrepresentation by Seller or Purchaser in this Agreement, with intent to deceive the other party, or to induce the other party to enter into this Agreement that constitutes common law fraud under applicable Law.

“Fundamental Representations” means the representations and warranties contained in Section 3.1 (Organization; Good Standing; Enforceability), Section 3.2 (Authority; Execution and Delivery; Enforceability), Section 3.3(i) (Non-Contravention), Section 3.5 (Capitalization; Subsidiaries), and Section 3.20 (Brokers).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate or articles of incorporation and by-laws or articles of association, the “Governing Documents” of a limited partnership are its certificate or articles of limited partnership and limited partnership agreement and the “Governing Documents” of a limited liability company are its certificate or articles of formation or organization and operating agreement.

“Governmental Authority” means the government of the United States of America, the United Kingdom, or any other foreign country or supranational entity, and any state, commonwealth, territory, possession, county, or municipality thereof, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Incidental Contracts” means (a) shrink-wrap, click-wrap and off-the-shelf contracts for commercially available software or services that are generally available on nondiscriminatory pricing terms, (b) non-exclusive licenses that are incidental to contracts that primarily provide for a sale of products or services to customers or the purchase or use of equipment, reagents or other materials and (c) non-disclosure agreements, in each case, entered into in the ordinary course of business consistent with past practice.

“Intellectual Property” means all intellectual property, regardless of form, including: (a) published and unpublished works of authorship, including audiovisual works, collective works, Software, compilations, derivative works, database rights, websites, literary works and mask works (“Works of Authorship”); (b) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (c) words, names, symbols, devices, designs, slogans, logos, trade dress and other designations, and combinations of the preceding items, used to identify or distinguish the origin of a business, good, group, product, or service or to indicate a form of certification (“Trademarks”); (d) trade secrets, confidential or proprietary information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, business, and the like (collectively, “Proprietary Information”); (e) data, including data in databases and data collections (including clinical trial data, knowledge databases, customer lists, and customer databases) and data or data sets used in connection with training artificial intelligence (or similar) tools (collectively, “Data”); (f) improvements, derivatives, modifications, enhancements, revisions and releases relating to any of the foregoing; (g) instantiations of any of the foregoing in any form and embodied in any media; and (h) Internet domain names or URLs that are registered with any domain name registrar (“Domain Names”).

“Intellectual Property Rights” means all UK, U.S., foreign common Law or statutory rights in, arising out of, or associated with any of the following in any jurisdiction, including (a) Works of Authorship, including rights granted under the UK Copyright, Designs and Patents Act 1988, U.S. Copyright Act or analogous foreign common Law or statutory regime; (b) Inventions, including rights granted under the UK Patent Act 1977, U.S. Patent Act or analogous foreign common Law or statutory regime, including industrial designs, and improvements thereto (whether or not patentable), patents and patent applications (including all reissues, renewals, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, substitutions and extensions (including supplemental protection certificates) thereof and any disclosures relating thereto); (c) Trademarks, including rights granted under the UK Trademarks Act 1994, Lanham Act or analogous foreign common Law or statutory regime, including any registrations and applications for registration thereof, and all goodwill associated therewith; (d) Proprietary Information, including rights granted under the UK Trade Secrets (Enforcement etc.) Regulations 2018, Uniform Trade Secrets Act or analogous foreign common Law or statutory regime; (e) Domain Names, including any registrations and applications for registrations thereof; (f) Software and Data including database rights, including rights granted under the UK Copyright and Rights in Databases Regulations 1997; (g) all past, present, and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing, including all rights to sue or recover and retain damages, costs or attorneys’ fees; and (h) all other intellectual property or proprietary rights, including moral rights, now known or hereafter recognized in any jurisdiction. For the avoidance of doubt, Intellectual Property Rights include Registered Intellectual Property Rights.

“IT Systems” means all software and computer hardware, servers, networks, platforms, peripherals, data communication lines and other information technology equipment and related systems, including any outsourced systems and processes, that are owned or used by the Company Group in the conduct of the business.

“Key Employee” means each of Henry Wilkinson, Josh Haecker, Nick Redman, Alex Twiggs and Olivia Hamill.

“Knowledge” means, with respect to any Person, actual knowledge after and assuming due inquiry, including the inquiry of such Person’s direct reports or employees having responsibility relating to the relevant matters; provided that in the case of the Companies such knowledge shall be limited to the Knowledge of Josh Resnik, Jon Slabaugh, Paul Donnell and Todd Aman, none of whom shall have any personal liability or obligations regarding such Knowledge.

“Law” means any constitution, statute, code, law, ordinance, rule, regulation, Order or other requirement having the force of law (including common law) issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise), deed of trust, claim, lease, easement, servitude, license, conditional sales contract, assessment, levy, covenant, condition, reservation, encroachment, hypothecation, exception, limitation charge, option, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, preemptive right, subscription right, or other similar encumbrance.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the financial condition, business, or results of operations of the Company Group, taken as a whole or the ability of the Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that any adverse change, event or effect arising from or related to: (a) conditions affecting the industries in which the Company Group participated generally or the United States or European economies generally; (b) acts of terrorism, acts of war or the escalation of hostilities; (c) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (d) changes in GAAP; (e) changes in any Laws, Orders or other binding directives issued by any Governmental Authority; (f) any action taken by a party hereto in accordance with this Agreement; (g) any adverse change in or effect on the business of the Company Group that is cured by the Companies by the Closing; (h) the public announcement of the transactions contemplated by this Agreement; (i) any failure, in and of itself, by the Company Group to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the changes, developments, circumstances, events or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect); or (j) the completion of the transactions contemplated hereby, shall not be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur with respect to the Companies.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means (a) the Current Assets of the Company Group minus (b) the Current Liabilities of the Company Group, in each case calculated as of the Effective Time in accordance with the Accounting Principles and in a manner consistent with the form and format of the sample calculation attached as Exhibit B.

“Order” means (a) any order, subpoena, judgment, award, decree, edict, decision, opinion, ruling, verdict, sentence, writ, assessment, charge, stipulation, injunction or other determination of any Governmental Authority having competent jurisdiction to render such, (b) any arbitration award entered by an arbitrator having competent jurisdiction to render such, and (c) any settlement agreement or similar Contract entered into in connection with the settlement, dismissal or other resolution of any Action.

“Oxford Analytica Europe” means a société par actions simplifiée (a limited liability company) with a share capital of EUR 4,000, having its registered office located at 101, rue de Sèvres 75006 Paris, registered with the Paris Trade and Company registry under the identification number 848 174 355.

“Oxford Analytica Europe FY 21 Accounts” means the individual company accounts of Oxford Analytica Europe for the financial period ending 31 December 2021.

“ParentCo” means FiscalNote Holdings, Inc., a Delaware corporation.

“Permitted Liens” means (a) mechanics, materialmen’s, carrier’s, repairer’s and other Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith; (b) Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith and for which adequate reserves are maintained in accordance with GAAP; (c) encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property; (d) Liens securing the obligations of the Company Group under certain Total Indebtedness which will be released at the Closing; (e) zoning, building codes and other land use laws regulating the use or occupancy of the Leased Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Property which are not violated by the current use or occupancy of such Leased Property or the operation of the business of the Company Group; (f) matters that would be disclosed by an accurate survey or inspection of the Leased Property and that do not impair the current use or occupancy of such Leased Property or the operation of the business of the Company Group in any material respect; and (g) Liens described on Section 1.1 of the Disclosure Schedules.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“Personal Data” means any information that (a) relates to an individual that, alone or in combination with other information held by or on behalf of any member of the Company Group, can reasonably be linked to the identity of a natural person; (b) constitutes “personal information,” “personally identifiable information,” “personal data,” “protected health information,” or their equivalents under applicable Information Laws.

“Pre-Closing Taxes” means all liabilities of or with respect to the Company Group for Taxes or unpaid Taxes (in each case, which shall not be an amount less than zero in any jurisdiction and with respect to any type of Tax and shall not include any offsets or reductions with respect to Tax refunds or overpayments of Tax) through the Closing Date and including any Taxes payable with respect to any prepaid amounts or other deferred revenue that that would not otherwise be includable in taxable income on or prior to the Closing Date.

“Pre-Closing Tax Period” means a Tax year or other Tax period ending on or before the Closing Date and the portion through the end of the day on (and including) the Closing Date for any Straddle Period.

“Privacy and Data Security Requirements” means any and all applicable (a) Laws concerning the protection, privacy, security and/or Processing of Personal Data and other non-public data, applicable to a member of the Company Group including to the extent applicable (i) state, federal, local or foreign breach notification and disclosure Laws, the Telephone Consumer Protection Act of 1991, the Do-Not-Call Implementation Act of 2003, the Fair Credit Reporting Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the California Consumer Privacy Act of 2018 as amended by the California Privacy Rights Act of 2020, the Illinois Biometric Information Privacy Act, the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act; (ii) any code of practice or guidance published by an authority or regulator in any relevant jurisdiction or the European Data Protection Board from time to time; (iii) the Payment Card Industry Data Security Standard and each applicable Cardholder Information Security Program; and (iv) the Privacy and Electronic Communications Regulations 2003, the Data Protection Act 2018, and the EU GDPR, as each is amended in accordance with the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 and incorporated as applicable into the law of England and Wales, Scotland, and Northern Ireland under the European Union (Withdrawal) Act 2018 (collectively, “Information Laws”), (b) obligations under all Contracts to which the Company Group is a party or is otherwise bound that contain provisions which relate to Personal Data, (c) all of the Company Group’s written internal or publicly posted policies (including if posted on the Company Group’s products and services) regarding the collection, use, disclosure, transfer, storage, maintenance, retention, deletion, disposal, modification, protection, security or Processing of Personal Data and other non-public data, and (d) all consents and authorizations that apply to any member of the Company Group’s Processing of Personal Data.

“Processing” means, with respect to Personal Data, access to, use, collection, processing, protection of, monitoring, maintenance, creation, handling, storage, recording, organization, adaption, alteration, transfer, transmission, receipt, retrieval, consultation, disclosure, dissemination, disposal, security, or combination of such Personal Data, and including processing as defined in all applicable Information Laws.

“R&W Insurance Policy” means the representations and warranties insurance policy purchased by and issued to Purchaser in respect of this Agreement, attached hereto as Exhibit F.

“Registered Intellectual Property Rights” means all Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction.

“Related Party” means, with respect to Seller, (a) any Affiliate of Seller, (b) any officer, director, manager, member, partner, or employee of Seller or its Affiliates, (c) any immediate family member (including spouse, parent, child, sibling, or in-law) of any of the foregoing, (d) any trust or other entity established for the benefit of any of the foregoing, and (e) any Person in which Seller or any of its Affiliates, directly or indirectly, at any time holds a material financial interest.

“Restricted Business” means a business that substantially offers Geopolitical Analysis and Security Risk Analysis via (a) subscription-based access to online newsletters, dashboards or web portals (collectively, “Online Subscription Services”), (b) bespoke consulting engagements offered in conjunction Online Subscription Services, or (c) Embedded Analysts. For the avoidance of doubt, and without expanding the definition, “Restricted Business” expressly excludes any regulatory or policy analysis that may take into account Geopolitical Analysis (for example, the potential impact of US-Mexico relations on import-export regulations, or vice versa) or Security Risk Analysis (for example, the potential impact of a terrorism incident on gun safety regulations, or vice versa). For purposes of the foregoing definition:

(w) “Embedded Analysts” means staffing of in-person analyst(s) who is/are engaged in a secondment with a client in order to provide (as their primary function) custom Security Risk Analysis specific to the client’s needs in lieu of a position the client would otherwise hire as part of full-time in-house staff.

(x) “Geopolitical Analysis” means the provision of analysis and insights, the primary purpose of which is to assist organizations in understanding the way in which countries interact with each other, including their political, economic, and social issues, expressly excluding analysis that has regulatory, legislative, or other policy analysis as its primary focus.

(y) “Security Risk Analysis” means the provision of analysis and insights, the primary purpose of which is to assist organizations in managing their security needs (e.g., safety of employees, facilities), expressly excluding analysis that has regulatory, legislative, or other policy analysis as its primary focus.

“Sanctioned Country” means a country or territory that is subject or target of comprehensive Sanctions (currently, the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, Russia and Syria).

“Sanctioned Person” means: (a) any Person listed on any applicable Sanctions-related list of designated, restricted, or blocked persons, including any such lists maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (and including any Person who appears on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List), the Consolidated List of Financial Sanctions Targets issued by His Majesty’s Treasury in the United Kingdom, and the European Union’ Consolidated list of persons, groups and entities subject to EU financial sanctions; (b) any national of, or entity organized or located in, a Sanctioned Country; or (c) any entity that is, in the aggregate, 50% or greater owned directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a) of this definition.

“Sanctions” means all applicable economic or financial sanctions and trade embargoes of any Governmental Authority with jurisdiction over the Company Group.

“Securities Act” means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).

“Security Incident” means (a) the unauthorized or unlawful acquisition, access, alteration, loss, modification, corruption, compromise, distribution, destruction, Processing, or misuse (by any means) of Personal Data or any other data used in connection with the operation of the business of any member of the Company Group; or (b) any unauthorized incursion, breach, hack, ransomware, denial of service attack, disablement, control, use, access, interruption, modification, corruption, or any other type or manner of compromise or misuse of the IT Systems.

“Seller Expenses” means (without duplication), (a) the collective amount payable by Seller or either Company to legal counsel, accountants, advisors, brokers, service providers and other third parties, and all fees, costs and expenses, commissions and finders’ fees incurred or subject to reimbursement by Seller or the Company Group, whether accrued for or not, in each case in connection with, or triggered by, the transactions contemplated by this Agreement (including those that become due and payable at or after the Effective Time), plus (b) any amounts payable to any current or former officer, director, employee, independent contractor, consultant or other service provider of the Company Group or any of their respective Affiliates in the nature of a sale, discretionary retention, “stay”, change of control (including any “excess parachute payment” within the meaning of Section 280G of the Code and any requirement to pay a Tax gross-up or similar make-whole payment) or transaction bonus as a result of or triggered by the consummation of the transactions contemplated by this Agreement and all severance, incentive, termination or other payments required to be made under the terms of any Company Group Contract (including the employer portion of any payroll, social security, unemployment or similar Taxes), plus (c) one-half of the fees and expenses of the Escrow Agent.

“Software” means software, computer programs, operating systems, interfaces, applications, applets, tools, tool kits, compilers, user interfaces, templates, firmware, middleware, scripts, routines, programming languages, data feeds and databases, and software implementations of algorithms, processes, models and methodologies (in each case of the foregoing, in source code, object code, or any other form), code (including source code and object code), and all related documentation, including user manuals and other training documentation, and descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing.

“Specified Bundled Contracts” means the Bundled Contracts listed on Schedule 1.1.

“Straddle Period” means any taxable period beginning on or before the date of the Closing and ending after the date of the Closing.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Target Net Working Capital” means -$(4,878,284.83).

“Tax” means (a) any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, escheat, unclaimed property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, and any fee, custom, impost, assessment, obligation, levy, tariff, charge or duty in the nature of a tax, including any interest, penalties or additions to tax or similar items in respect of the foregoing (whether disputed or not), (b) any liability in respect of any items described in clause (a) above by reason of (i) being a transferee or successor or by having been a member of a combined, affiliated, unitary, consolidated or similar group or otherwise by operation of Law, or (ii) by contract or otherwise, in each case under (a) or (b) regardless of whether affirmatively asserted by a Governmental Authority.

“Tax Grant” means any Tax exemption, Tax holiday or reduced Tax rate granted by a Governmental Authority with respect to the Companies or any Company Subsidiary that is not generally available to any Person without specific application therefor.

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax (including any amendment thereof).

“Total Indebtedness” means, as of any date, without duplication, the outstanding principal amount of, accrued or unpaid interest on and other payment obligations (including any prepayment penalties, premiums, early termination fees, similar breakage costs, fees and other costs and expenses associated with repayment payable as a result of the consummation of the transactions contemplated by this Agreement) arising under any obligations of the Company Group consisting of (a) indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture or other similar instrument, (c) all obligations that have been recorded as capital or finance leases in the Financial Statements or which are required to be recorded as capital or finance leases in accordance with GAAP, (d) guarantees, in any manner, of all or any part of any indebtedness for borrowed money of any Person, (e) letters of credit, performance bonds, surety bonds, bankers’ acceptances and similar obligations issued for the account of the Company Group to the extent drawn upon and not paid, (f) any interest rate swaps, collars, caps, forward contracts, currency or other hedging agreement, (g) Pre-Closing Taxes or unpaid Taxes with respect to any transaction that has occurred during a Pre-Closing Tax Period (which shall not be an amount less than zero and which shall not include any offsets or reductions with respect to Tax refunds or overpayments of Tax), (h) outstanding special, transaction-related or other “one-time” bonus payments (including any payroll, employment or other Taxes imposed on the Company Group with respect to such amounts), (i) declared but unpaid dividends or distributions or amounts owed to the Seller or its Affiliates, (j) obligations of Company Group to pay the deferred or unpaid purchase price of assets, business, securities, property or services, whether contingent or otherwise (including with respect to the maximum amount for earn-outs, seller notes, post-closing true-up obligations or similar contingent payment arrangements), (k) any obligation secured by a Lien on any property of the Company Group, (l) deferred revenue on account of products or services expected to be delivered in greater than one year and (m) liability relating to forgiveness of that certain intercompany payable due from Dragonfly Eye Pte. Ltd. to Dragonfly as of the date hereof. Notwithstanding the foregoing, “Total Indebtedness” shall not include (x) any amounts that may become payable to any Company Continuing Employee after the Closing pursuant to the terms of the retention agreements set forth on Schedule 5.22, (y) any obligations under operating leases included in the calculation of Net Working Capital and (z) any amounts taken into account in calculating Net Working Capital or Seller Expenses.

“Transition Services Agreement” means that certain Transition Services Agreement dated as of the Closing Date by and between Seller and Purchaser in the form of Exhibit D.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

Section 1.2. Additional Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Accounting Firm”	2.5(d)

“Adjustment Items”	2.5(a)

“Business Names”	5.19

“Bundled Contracts”	3.15(a)(xiii)

“Closing”	2.4

“Closing Date”	2.4

“Closing Working Capital Statement”	2.5(b)

“Company AI Tools”	3.14(p)

“Company Continuing Employee”	5.9(a)

Definition	Location
“Company Interests”	Recitals

“Company Lease”	3.17

“Company Transaction Expenses”	6.8

“Confidential Information Memorandum”	5.14

“Contaminants”	3.14(i)

“Contest”	6.3(b)

“Contracts”	3.15(a)

“Dow Jones”	5.3(b)

“Dragonfly”	Recitals

“Effective Time”	2.4

“Enforceability Exceptions”	3.2

“FCRA”	3.14(n)

“Final Net Working Capital”	2.5(b)

“Final Closing Date Cash Amount”	2.5(b)

“Final Closing Date Seller Expenses”	2.5(b)

“Final Closing Date Total Indebtedness”	2.5(b)

“Financial Statements”	3.6(a)

“Form Customer Contract”	3.15(f)

“Indemnified Claim”	8.2(b)

“Interests Assignment”	7.1(e)(v)

“IP Assignment”	7.1(e)(xv)

“IP License”	7.1(e)(xv)

“Latest Balance Sheet”	3.6(a)

“Leased Property”	3.17

“Loss”	8.2(b)

“Material Customers”	3.21(a)

“Material Suppliers”	3.21(b)

“Membership Interests”	Recitals

“New Contributor Registration Agreement”	3.12(i)

“Non-Compete Period”	Section 5.12(c)

“Nondisclosure Agreement”	5.3(b)

“Oxford”	Recitals

“Permit”	3.8

“Preliminary Working Capital Statement”	2.5(a)

Definition	Location
“Purchase Price”	2.2

“Purchaser”	Preamble

“Purchaser Benefit Plans”	5.9(b)

“Purchaser Indemnified Party”	8.2

“Purchaser Objection Notice”	2.5(c)

“Purchaser Related Persons”	8.8

“Resolution Period”	2.5(c)

“Restricted Period”	5.12(a)

“Restricted Territory”	5.12(c)

“Review Period”	2.5(c)

“Schedule Supplement”	Section 5.5

“Seller”	Preamble

“Seller Released Persons”	5.15

“Seller Releasing Parties”	5.15

“Seller’s Counsel”	5.13

“Shares”	Recitals

“Tangible Personal Property”	3.24

“Virtual Data Room”	5.20

“Withholding Agent”	2.6

Section 1.3. Interpretive Provisions. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(h) references to a Person are also to its successors and permitted assigns;

(i) the use of “or” is not intended to be exclusive unless expressly indicated;

(j) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day;

(k) any reference in this Agreement to “$” shall mean U.S. dollars;

(l) for purposes of calculating Cash, Current Assets, Current Liabilities or other terms herein applying currency other than U.S. dollars, such foreign currencies shall be converted into U.S. dollars at the applicable Bloomberg exchange rate as of market close on the Business Day immediately preceding the Closing Date;

(m) the words “made available,” “provided” or words of similar import with respect to any item made available or provided by Seller or the Companies shall mean that such item was either delivered by or on behalf of the Seller or the Companies or posted in the Virtual Data Room (as defined herein), provided that access to such documents or matters through the Virtual Data Room was granted to the Purchaser on or before 11:59 p.m., Eastern Time, on the day immediately prior to the date of this Agreement;

(n) all Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement; and

(o) any State of Delaware legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than the State of Delaware be treated as a reference to any analogous term in that jurisdiction.

ARTICLE II––PURCHASE AND SALE

Section 2.1. Purchase and Sale of the Company Interests.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, and the Purchaser shall purchase, the Shares free and clear of all Liens together with all rights attached or accruing to the Shares at the Closing Date. Without prejudice to the foregoing, the Shares shall be sold with full title guarantee.

(b) Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Purchaser, the Membership Interests, and the Purchaser shall purchase the Membership Interests free and clear of all Liens (other than restrictions on transfer under applicable securities Laws).

Section 2.2. Purchase Price. The aggregate purchase price for the acquisition of the Company Group through the purchase of the Company Interests shall be Forty Million Dollars ($40,000,000) (the “Purchase Price”), increased or decreased pursuant to the adjustments set forth in Section 2.5. The Purchase Price shall be allocated between the Shares and Membership Interests in the proportions set out in a purchase price allocation statement to be agreed between the parties in the form attached hereto as Schedule 2.2 (the “Purchase Price Allocation Statement”). The Purchaser shall use commercially reasonable efforts to engage a third-party valuation expert to provide an allocation of the price between the Shares and Membership Interests prior to the Closing Date to confirm the allocation to be included in the Purchase Price Allocation Statement, which the parties agree shall be binding (subject to adjustment under Section 2.5). If such third party expert is unable to provide a valuation prior to the Closing Date, then the parties shall request for the third party to provide its best estimate at that time unless the parties alternatively agree to use an allocation between the Companies based on the Companies’ revenue which, in either case, the parties agree shall be used as the allocation included in the Purchase Price Allocation Statement (subject to adjustments set forth in Section 2.5).

Section 2.3. Payments and Deliveries at Closing. At the Closing:

(a) Purchaser shall deliver to Seller the agreements, documents, instruments and certificates required to be delivered at or prior to the Closing pursuant to Section 7.2, and shall pay, by wire transfer of immediately available funds:

(i) the Escrow Amount and the Bundled Contract Escrow Amount to the Escrow Agent;

(ii) any Closing Date Seller Expenses identified in the Preliminary Working Capital Statement, in accordance with the instructions set forth in the Flow of Funds Memorandum;

(iii) any Closing Date Total Indebtedness identified in the Preliminary Working Capital Statement to the account or accounts designated by the holders thereof in the applicable pay off letters for such Closing Date Total Indebtedness accompanying the Preliminary Working Capital Statement; and

(iv) an amount equal to the Estimated Purchase Price minus the Escrow Amount and the Bundled Contract Escrow Amount to Seller and/or its designees to the account or accounts designated by Seller in the Flow of Funds Memorandum.

(b) Seller shall deliver to Purchaser the agreements, documents, instruments and certificates required to be delivered at or prior to the Closing pursuant to Section 7.1.

Section 2.4. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Company Interests contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Greenberg Traurig, LLP, 1750 Tysons Boulevard, Suite 1000, McLean, Virginia 22102 at 10:00 a.m. local time on the third (3rd) Business Day following the satisfaction or written waiver of each condition to the Closing set forth in Sections 7.1 and 8.1 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or written waiver of such conditions at the Closing), or at such other place or at such other time or on such other date as Seller and Purchaser may mutually agree upon in writing (the date of such Closing, the “Closing Date”). By mutual agreement of the parties, the Closing may take place by conference call and electronic (i.e., email/PDF) or facsimile exchange of signatures with exchange of original signatures by overnight mail. To the extent permitted by Law and GAAP, for Tax and accounting purposes, the parties will treat the Closing as being effective as of 12:01 a.m. New York, New York time on the Closing Date (the “Effective Time”), provided that any Total Indebtedness or Seller Expenses incurred through Closing shall be deemed incurred as of the Effective Time.

Section 2.5. Purchase Price Adjustment.

(a) At least three (3) days prior to the Closing, Seller shall deliver to Purchaser a statement, certified by the Chief Financial Officer of the Seller (the “Preliminary Working Capital Statement”) setting forth Seller’s good faith estimates of: (i) Net Working Capital, (ii) Closing Date Seller Expenses, (iii) Closing Date Total Indebtedness, (iv) Closing Date Cash Amount (collectively, items (i)-(iv), the “Adjustment Items”) and (v) the Estimated Purchase Price, in each case, in reasonable detail together with supporting documentation with respect to the manner of its determination of the amount thereof. The Preliminary Working Capital Statement shall be prepared in accordance with this Agreement and the Accounting Principles, as applicable. Without limiting any of Purchaser’s other rights or remedies hereunder, Purchaser may propose revisions to the calculations set forth in the Preliminary Working Capital Statement, which the Seller shall consider in good faith, and to the extent Seller agrees to any such revisions, the Preliminary Working Capital Statement shall be modified to reflect such revisions. If there is any Closing Date Total Indebtedness, the Preliminary Working Capital Statement will be accompanied by one or more payoff letters with respect to such Closing Date Total Indebtedness that provide for the release of all Liens securing such Closing Date Total Indebtedness immediately upon the payment in full of such Closing Date Total Indebtedness.

(b) As soon as practicable, and in any event within ninety (90) calendar days after the Closing, Seller shall prepare or cause to be prepared and delivered to Purchaser a statement of the actual amount of each Adjustment Item and, based on such amounts, the amount of the Final Purchase Price (the “Closing Working Capital Statement”). The Closing Working Capital Statement shall be prepared in accordance with this Agreement including the Accounting Principles, as applicable. The Closing Working Capital Statement shall provide reasonable detail and include supporting documentation with respect to the manner of its determination of the amounts thereof. The Adjustment Items as finally determined pursuant to this Section 2.5 are referred to herein as the “Final Net Working Capital”, “Final Closing Date Seller Expenses”, “Final Closing Date Cash Amount” and the “Final Closing Date Total Indebtedness,” respectively.

(c) Seller shall grant Purchaser and its authorized representatives reasonable access upon reasonable notice, during normal business hours and in a manner that does not unreasonably interfere with the conduct of the Seller’s business, to all such papers and documents and all such personnel as it or its representatives may reasonably request, and Purchaser shall have up to sixty (60) days after receiving the Closing Working Capital Statement to review the Closing Working Capital Statement (the “Review Period”). Purchaser shall deliver notice (the “Purchaser Objection Notice”) to Seller on or prior to the expiration of the Review Period specifying in reasonable detail all disputed items and the basis therefore. The Purchaser Objection Notice shall include supporting documentation with respect to the nature of Purchaser’s dispute and the manner of its determination of the amounts thereof. If Purchaser fails to deliver the Purchaser Objection Notice by such date, Purchaser shall have waived its right to contest the Closing Working Capital Statement. If Purchaser notifies Seller of any objections to the Closing Working Capital Statement, the parties shall, within thirty (30) days following the date of the Purchaser Objection Notice (the “Resolution Period”), attempt in good faith to resolve their differences and any written resolution by them as to any disputed amount shall be final and binding for all purposes under this Agreement.

(d) If at the conclusion of the Resolution Period the parties have not reached an agreement on any objections with respect to the Closing Working Capital Statement, then the items in dispute shall be, unless otherwise agreed between Seller and Purchaser, submitted immediately by Seller and Purchaser to KPMG LLP or another nationally-recognized, independent accounting, consulting or professional services firm with significant experience in resolving purchase price disputes reasonably acceptable to Seller and Purchaser (the “Accounting Firm”). If the Seller and Purchaser are unable to so agree on the Accounting Firm, then the Accounting Firm will be an accounting firm of national standing chosen by lot (after each party will have submitted two proposed firms and then excluded one firm designated by the other party); provided that such firm will not be the independent auditor of (or otherwise provide services under a contractual arrangement with) either of the Seller or Purchaser. The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between Seller and Purchaser, and any associated engagement fees shall initially be borne 50% by Seller and 50% by Purchaser; provided that such fees shall ultimately be allocated in accordance with Section 2.5(e). The Accounting Firm shall be required to render a determination of the applicable dispute (which shall be within the range established by the parties’ proposed calculations) within thirty (30) days after referral of the matter to the Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. The Purchaser and the Seller will have the right to meet jointly with the Accounting Firm during this period to present their respective positions and neither party shall have any ex parte communications with the Accounting Firm. At any time during the pendency of any dispute under this Section 2.5(d), the Purchaser and the Seller will make available to the Accounting Firm, at reasonable times and upon reasonable notice, the work papers and back-up materials used in preparing the Closing Working Capital Statement and the Purchaser Objection Notice, and the books and records of the Company Group to the extent relating to the Purchase Price. The Accounting Firm will address only those matters in dispute and may not allow a value greater than the greatest value for such item claimed by either the Purchaser or the Seller or smaller than the smallest value for such item claimed by either the Purchaser or the Seller in the Closing Working Capital Statement or Purchaser Objection Notice, as applicable. The determination of the Accounting Firm shall be conclusive, non-appealable and binding upon Seller and Purchaser. It is the intent of the parties hereto that the process set forth in this Section 2.5(d) and the activities of the Accounting Firm in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). Purchaser will revise the Closing Working Capital Statement as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.5(d).

(e) In the event Seller and Purchaser submit any unresolved objections to the Accounting Firm for resolution as provided in Section 2.5(e), the responsibility for the fees and expenses of such Accounting Firm shall be as follows:

(i) if such Accounting Firm resolves all of the remaining objections in favor of Purchaser’s position, then all of the fees and expenses of such Accounting Firm shall be paid by Seller;

(ii) if such Accounting Firm resolves all of the remaining objections in favor of Seller’s position, then all of the fees and expenses of such Accounting Firm shall be paid by Purchaser; and

(iii) if such Accounting Firm neither resolves all of the remaining objections in favor of Purchaser’s position nor resolves all of the remaining objections in favor of Seller’s position, then the Accounting Firm’s fees will be paid by the Purchaser and the Seller in the proportion that the aggregate dollar amount of the disputed items submitted to the Accounting Firm that are unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of disputed items submitted to the Accounting Firm, which allocation will be determined by the Accounting Firm. For illustration purposes only, if the total of the disputed items submitted to the Accounting Firm is $500,000 and the Accounting Firm determines that Purchaser should pay Seller $200,000 in accordance with this Agreement and the Accounting Firm’s fees are $50,000, then (A) Purchaser shall be responsible to pay $20,000 (40%) of such fees, and (B) Seller shall be responsible to pay $30,000 (60%) of such fees

(f) In the event that the Final Purchase Price as reflected on the Final Closing Working Capital Statement equals or exceeds the Estimated Purchase Price as reflected on the Preliminary Working Capital Statement, then within five (5) Business Days after the Final Closing Working Capital Statement is agreed to by Seller and Purchaser or is determined by the Accounting Firm in accordance with Section 2.5(d), (i) Purchaser shall pay Seller (or its designee(s)) the amount of any such excess by wire transfer of immediately available funds and (ii) Seller and the Purchaser shall deliver joint written instructions to the Escrow Agent to release to Seller (or its designee(s)) the full Escrow Amount.

(g) In the event that the Final Purchase Price as reflected on the Final Closing Working Capital Statement is less than the Estimated Purchase Price as reflected on the Preliminary Working Capital Statement, then within five (5) Business Days after the Final Closing Working Capital Statement is agreed to by Seller and Purchaser or is determined by the Accounting Firm in accordance with Section 2.5(d), (i) Seller and the Purchaser shall deliver joint written instructions to the Escrow Agent to release to the Purchaser from the Escrow Amount an amount equal to such shortfall (and, to the extent there is any additional Escrow Amount left, such remaining amount to Seller (or its designee(s)) and (ii) if the amount of such shortfall exceeds the Escrow Amount, then Seller shall pay Purchaser (or its designee(s)) the amount of any such excess by wire transfer of immediately available funds.

Section 2.6. Withholding. Notwithstanding any other provision in this Agreement, Purchaser (including any Person acting on its behalf) (a “Withholding Agent”) shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts such Withholding Agent is required to deduct and withhold under the Code, the Treasury Regulations or any provision of applicable Law; provided, however, that the applicable Withholding Agent shall, with respect to non-compensatory payment amounts: (a) provide advance written notice of its intention to withhold, including (i) the amount to be withheld or deducted and (ii) the relevant provisions of applicable Law requiring such withholding and (b) reasonably cooperate in obtaining or establishing any exemption from or reduction of any such withholding. To the extent such amounts are so deducted or withheld and timely remitted to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III––REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the Disclosure Schedules, Seller hereby represents and warrants to Purchaser that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.1. Organization, Good Standing, Qualification and Power.

(a) Seller is a corporation existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to enter into this Agreement and the other Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b) Each Company and each Company Subsidiary is an entity existing and in good standing under the laws of the state of its incorporation or organization, as applicable, and has the requisite power and authority to own or lease its properties and assets and to carry on its business as presently conducted. Section 3.1(b) of the Disclosure Schedules sets forth each jurisdiction in which each Company and each Company Subsidiary is licensed or qualified to do business and each of the Companies and each Company Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary. Section 3.1(b) of the Disclosure Schedules further sets forth all fictitious or trade names of each member of the Company Group and all jurisdictions in which any member of the Company Group have made such fictitious or trade name filings. Seller has previously made available to Purchaser copies of the Governing Documents of each Company and Company Subsidiary, and such documents are the Governing Documents of the Companies and the Company Subsidiaries as currently in effect.

Section 3.2. Authority; Execution and Delivery; Enforceability. Seller has the requisite power and authority to execute and deliver this Agreement and the other Documents to which it is a party and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action on the part of Seller. Seller has duly executed and delivered this Agreement and each other Document to which it is a party. Each of the Documents to which Seller is or will be a party is, or upon its execution and delivery will be (assuming that this Agreement and each other Document to which Purchaser is a party have been duly and validly authorized, executed and delivered by Purchaser), a valid and binding agreement of Seller, enforceable against Seller in accordance with its respective terms, except as the enforceability hereof or thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or (ii) applicable equitable principles (whether considered in a proceeding at law or in equity) (collectively, the “Enforceability Exceptions”).

Section 3.3. Non-contravention. Except as set forth on Section 3.3 of the Disclosure Schedules, neither the execution and delivery of this Agreement or the other Documents to which Seller is a party nor the fulfillment of and the performance by Seller of its obligations hereunder and thereunder will (i) contravene any provision contained in its Governing Documents, (ii) conflict with, violate, require the consent, notice, or other action by any Person under, or result in a breach (with or without the lapse of time, the giving of notice or both) of, or constitute a default (with or without the lapse of time, the giving of notice or both) under (A) any Contract or (B) any judgment, Order, decree, statute, Law, rule or regulation or other restriction of any Governmental Authority, in each case to which the Company Group is a party or by which any of them is bound or to which any of their respective assets or properties are subject, (iii) except as contemplated herein or with respect to Permitted Liens, result in the creation or imposition of any Lien on any of the assets or properties of the Company Group, or (iv) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any obligation of the Company Group.

Section 3.4. Consents of Government Authority. Except for an appropriate filing pursuant to the Austrian Cartel Act to the Austrian Competition Authority and as set forth on Section 3.4 of the Disclosure Schedules, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority is necessary for the execution, delivery or performance of this Agreement or the other Documents to which Seller is a party or the consummation of the transactions contemplated hereby or thereby by the Company Group.

Section 3.5. Capitalization; Subsidiaries.

(a) Except as set forth on Section 3.5(a) of the Disclosure Schedules, Seller is the legal and beneficial owner of the number of Shares set out in Section 3.5(e) of the Disclosure Schedules and is entitled to sell and transfer such number of Shares, free from any Liens, to the Purchaser on the terms of this Agreement. The Shares registered in the name of Seller constitute all of Dragonfly’s allotted and issued share capital and are fully paid or credited as fully paid.

(b) Seller is the record owner of (or has legal title to) and has good and valid title to the Membership Interests, free and clear of any Liens. The Membership Interests constitute 100% of the total issued and outstanding membership interests in Oxford. All of the Membership Interests have been validly issued and are fully paid and nonassessable.

(c) None of the Company Interests were issued in violation of any agreement, arrangement or commitment to which the Seller is a party or is subject to or in violation of any preemptive or similar rights of any Person. Upon consummation of the transactions contemplated by this Agreement, Purchaser shall own all of the Company Interests, free and clear of all Liens.

(d) Other than the Company Interests, (i) there are no issued or outstanding equity securities of either Company and (ii) there are no other issued and outstanding equity securities of either Company convertible into or exchangeable for, at any time, equity securities of such Company. There are no (x) outstanding obligations of either Company to repurchase, redeem or otherwise acquire any equity interests of such Company or (y) voting trusts, proxies or other agreements to which Seller or any of its Affiliates is a party with respect to the voting or transfer of the Company Interests.

(e) Section 3.5(e) of the Disclosure Schedules lists all Company Subsidiaries. The applicable Company is the record owner of, and has good and valid title to, all of the outstanding equity interests of all Companies Subsidiaries, free and clear of any Liens. All of the interests in the Company Subsidiaries have been validly issued and are fully paid and nonassessable. Other than the Company Subsidiaries, each Company does not have or own, and has never had or owned any stock, membership interests or other equity or ownership interest in any other entity. There are no (i) outstanding obligations (whether exercisable now or in the future and whether contingent or not) of any party to repurchase, redeem or otherwise acquire any equity interests of any Company Subsidiary or (ii) voting trusts, proxies or other agreements (whether exercisable now or in the future and whether contingent or not) to which Seller or any of its Affiliates is a party with respect to the voting or transfer of any equity interests of any Company Subsidiary.

Section 3.6. Financial Statements.

(a) Attached as Section 3.6(a) of the Disclosure Schedules are true and complete copies of the unaudited consolidated balance sheets of the Company Group as of December 31, 2024 and 2023, and the related unaudited consolidated statements of income of the Company Group for the fiscal years ended on such dates (such financial statements, the “Financial Statements”, and the unaudited consolidated balance sheet of the Company Group as of December 31, 2024 included in the Financial Statements, the “Latest Balance Sheet”):

(b) The Financial Statements (i) have been prepared in accordance with the Accounting Methodology, applied on a consistent basis throughout the periods covered thereby (subject, in the case of interim Financial Statements, to normal and recurring year-end audit adjustments (none of which adjustments are material, individually or in the aggregate, in nature or amount)), and (ii) fairly present, in all material respects, the consolidated financial position and results of operations of the Company Group as of the dates and for the periods indicated (subject, in the case of interim Financial Statements, to normal and recurring year-end audit adjustments (none of which adjustments are material, individually or in the aggregate, in nature or amount)). The Company Group maintains a standard system of accounting established and administered in accordance with GAAP subject to the adjustments and modifications set forth on Exhibit A. Since the date of the Latest Balance Sheet, there has not been any material change in any method of accounting or accounting practice of the Companies, except as required by GAAP, or any material change in the Companies’ cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits.

Section 3.7. Absence of Certain Developments and Liabilities.

(a) Except as set forth on Section 3.7(a) of the Disclosure Schedules, during the period beginning on the date of the Latest Balance Sheet and ending on the date of this Agreement, there has not been any Material Adverse Effect and the Company Group has conducted its business in all material respects in the ordinary course substantially consistent with past practice.

(b) During the period beginning on the date of the Latest Balance Sheet and ending on the date of this Agreement, except as otherwise set forth on Section 3.7(b) of the Disclosure Schedules, (i) the Company Group has not made, changed, revoked or otherwise modified any Tax election affecting either Company or any Company Subsidiary, (ii) modified, adopted or changed any accounting methods, policies or practices with respect to Taxes, (iii) amended any Tax Return, (iv) entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, non-U.S. or other Law), (v) entered into any Tax sharing, Tax indemnity, Tax allocation or similar agreement or Contract, (vi) settled any Tax claim or assessment, (vii) surrendered any right to claim a refund or credit of Taxes, (viii) incurred any liability for Taxes outside the ordinary course of business consistent with past practice, (ix) consented to any extension, waiver of the limitation period applicable to any Tax claim or assessment (x) initiated any voluntary Tax disclosure or Tax amnesty or similar filings with any Governmental Authority, or (xi) failed to timely pay any Tax or fail to timely file any Tax Return.

(c) Except as otherwise set forth on Section 3.7(c) of the Disclosure Schedules, there are no Liabilities of the Company Group other than Liabilities (i) specifically reflected and adequately reserved in the Latest Balance Sheet or (ii) incurred since the date of the Latest Balance Sheet in the ordinary course of business of the Companies (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of Law, or that relates to any cause of Action) and which do not and would not reasonably be expected, individually or in the aggregate, to be material to the Company Group.

Section 3.8. Compliance with Applicable Laws; Governmental Authorizations; Licenses; Etc.. The Company Group is in compliance in all material respects with all applicable laws, rules, regulations, codes, ordinances, orders, policies and guidelines of all Governmental Authorities. The Company Group has all permits, licenses, approvals, certificates and other authorizations, and has made all notifications, registrations, certifications and filings with all Governmental Authorities, necessary or advisable for the operation of its business as currently conducted (each, a “Permit”). Section 3.8 of the Disclosure Schedule sets forth a correct and complete list and description of all Permits, including such Permits respective issuance and expiration dates, issued, used or held by the Company Group. Except as further set forth on Section 3.8 of the Disclosure Schedules, as of the date of this Agreement, there is no action, case or proceeding pending or, to the Companies’ Knowledge, threatened in writing by any Governmental Authority with respect to (a) any alleged violation by the Company Group of any statute, law, rule, regulation, code, ordinance, order, policy or guideline of any Governmental Authority, or (b) any alleged failure by the Company Group to have any Permit required in connection with the operation of the business of the Company Group. Each Permit set forth on Section 3.8 of the Disclosure Schedules will remain in full force and effect for the benefit of the Purchaser upon consummation of the transactions contemplated under this Agreement and the other Documents. This Section 3.8 does not relate to matters with respect to Taxes (which are the subject of Section 3.10), Environmental Matters (which are the subject of Section 3.11), Employee Matters (which are the subject of Section 3.12), Employee Benefit Plans (which are the subject of Section 3.13) or Sanctions, export control laws, anti-boycott laws and Anti-Corruption Laws (which are the subject of Section 3.18).

Section 3.9. Litigation. Except as set forth on Section 3.9 of the Disclosure Schedules, there are no material judgments, decrees, or Actions pending or, to the Companies’ Knowledge, threatened in writing (a) against or relating to the Company Group (whether against the Seller, its Affiliate or the Company Group) or (b) seeking to enjoin the transactions contemplated hereby. The Company Group is not a party to any litigation or, to the Companies’ Knowledge, threatened litigation which would reasonably be likely to affect or prohibit the consummation of the transactions contemplated hereby. The Company Group has made available and delivered to the Purchaser a true, correct and complete copy of each pleading or other material written documentation relaying to any judgment, decree, lawsuit, Action, proceeding, claim, complaint, injunction, order or investigation (subject to any limitations reasonably imposed to preserve attorney-client privilege). There are not facts or circumstances that make it reasonably foreseeable that such facts or circumstances will result in either Company or any Company Subsidiary providing indemnification for any Person who is now, or has been at any time prior to the date hereof, an officer, director, or manager thereof under applicable Law or the Governing Documents of such entity.

Section 3.10. Taxes.

Except as otherwise set forth in Section 3.10 of the Disclosure Schedules:

(a) The Company Group has duly and timely filed all income and other material Tax Returns required to be filed by it, all such Tax Returns have been prepared in compliance with all applicable Laws and regulations and are true, correct and complete in all material respects. All Taxes owed by Company Group, whether or not shown as due on any Tax Return, have been timely paid to the applicable Governmental Authority.

(b) The unpaid Taxes of the Companies and the Company Subsidiaries (i) did not, as of the date of the Latest Balance Sheet, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the applicable Company or Subsidiary in filing its Tax Returns.

(c) The Company Group:

(i) is not currently the subject of a Tax audit or examination nor is any Tax audit or examination pending and the Company Group has not received any written notice of a proposed audit;

(ii) has not consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority and has not waived any statute of limitations with respect to any Taxes or consented to extend to a date later than the date hereof the period in which any Tax may be assessed or collected by any taxing authority, and has not made any misrepresentation due to neglect, willfulness, carelessness, or fraud that would extend any statute of limitations date;

(iii) has not received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn;

(iv) is not a party to, or bound by, any contract, agreement, arrangement, practice or understanding for the allocation, assumption, gross-up, indemnification or payment of Taxes, and neither Company nor any Company Subsidiary otherwise has any current or potential contractual obligation to indemnify and other Person with respect to Taxes, in each case, other than any contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes;

(v) has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party; and

(vi) has not entered into any transaction identified as a “reportable transaction” for purposes of Treasury regulations Sections 301.6011-4(b).

(d) There are no Liens, charges, encumbrances or any rights of others on any of the assets of the Companies or any Subsidiary of the Company (other than Permitted Liens).

(e) No claim has ever been made or proposed by a Governmental Authority in a jurisdiction where either Company or any Company Subsidiary does not file Tax returns that such Company or Subsidiary is or may be subject to tax in that jurisdiction. Neither Company nor any Company Subsidiary has an office, fixed place of business, branch, agency, permanent establishment or other taxable presence through employees or otherwise in any jurisdictions other than the jurisdiction where it files Tax Returns.

(f) Neither Company nor any Company Subsidiary (i) has been a member of an affiliated, combined, consolidated, unitary or other similar group for income Tax purposes or (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local, foreign or other Law), as a transferee or successor, by contract, pursuant to any Law or otherwise.

(g) Neither Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, within the past three (3) years in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(h) For federal and applicable state and local income Tax purposes, (i) Oxford is currently, and has been since inception, classified as an entity disregarded as separate from Seller, and (ii) Dragonfly and each non-US Subsidiary is currently, and has been since inception, treated as a corporation (and a “controlled foreign corporation” within the meaning of Section 957 of the Code). No Person has filed or caused to be filed any income Tax Return or other document, including any IRS Form 8832 (Entity Classification Election), and no Person has otherwise taken any position for income Tax purposes, in each case that is inconsistent with the classifications described in this Section 3.10(h).

(i) Neither Company nor any Company Subsidiary is a party to any joint venture, partnership or other arrangement or contract that is or could reasonably be treated as a partnership for Tax purposes.

(j) In accordance with and to the extent required by applicable Law, each of the Companies and the Subsidiaries of the Companies have properly (i) collected and remitted all sales and similar Taxes with respect to sales made to its customers and (ii) for all sales that are exempt from sales and similar Taxes and that were made without charging or remitting sales or similar Taxes, received and retained all Tax exemption certificates and other documentation required to qualify such sale as exempt.

(k) Neither the Companies nor any Subsidiary of the Companies has deferred the inclusion of any amounts in gross income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Sections 451(c), 455 or 456 of the Code or any corresponding or similar provision of applicable Law (irrespective of whether or not such deferral is elective).

(l) Neither the Companies nor any Subsidiary of the Companies owns any “section 197 intangible” (as defined in Section 197(d) of the Code) that is excluded from the definition of “amortizable section 197 intangible” (as defined in Section 197(c)(1) of the Code) as a result of being described in Section 197(f)(9)(A) of the Code.

(m) Neither the Companies nor any Subsidiary of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date or for any Straddle Period, including under Section 481 of the Code (or any corresponding or similar provision of state, local, foreign or other Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, foreign or other Law); (iii) deferred intercompany gain or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, foreign or other Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or application of the completed contract method of accounting, the cash method of accounting, or the long-term contract method of accounting to any transaction occurring on or prior to the Closing Date; or (v) prepaid amount, advanced payment or deferred revenue received or accrued on or prior to the Closing Date.

(n) The Companies and each Subsidiary of the Companies has complied in all material respects with the conditions stipulated in each Tax Grant. No submissions made to any Governmental Authority in connection with obtaining any Tax Grant contained any material misstatement or omission and the transactions contemplated by this Agreement will not adversely affect the eligibility of the Companies or any Subsidiary of the Companies for any Tax Grant.

(o) Neither the Companies nor any Subsidiary of the Companies has requested or received any private letter ruling of the Internal Revenue Service or comparable written rulings or guidance issued by any other Governmental Authority. There is no power of attorney given by or binding upon the Companies or any Subsidiary of the Companies with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

(p) Each of the Companies and the Subsidiaries of the Companies uses the accrual method of accounting for income Tax purposes.

(q) Neither Company nor any Company Subsidiary has ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code within the period described in Section 897(c)(1)(A)(ii).

(r) All related party transactions involving the Companies or any Company Subsidiary are at arm’s length in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder (and any similar provision of state, local, foreign and other applicable Law) and none of the Companies and the Subsidiaries of the Companies has any liability under Section 482 of the Code (or any similar provision of state, local, foreign and other applicable Law). The Companies and each Subsidiary of the Companies has maintained all necessary documentation in connection with such related party transactions in accordance with Sections 482 of the Code and the Treasury Regulations promulgated thereunder, including adequate documentation to avoid the transfer pricing penalties imposed by Sections 6662(e) and (h) of the Code and Treasury Regulations promulgated thereunder (or any similar provision of state, local, foreign and other applicable Law.

(s) Each Company is in compliance with all federal, state and non-U.S. Laws applicable to abandoned or unclaimed property or escheat and has paid, remitted or delivered to each jurisdiction all unclaimed or abandoned property required by any applicable Laws to be paid, remitted or delivered to that jurisdiction. Neither Company holds any property or owe any amount that is presumed abandoned under the Laws of any state or other jurisdiction.

Section 3.11. Environmental Matters.

(a) The Company Group has complied and is in compliance with all Environmental Laws in all material respects.

(b) Since January 1, 2022, the Company Group has not received any written notice, report or other information regarding any actual or alleged violation of Environmental Laws, or any Liabilities for personal injury, property damage or investigatory or cleanup obligations arising under Environmental Laws.

Section 3.12. Employee Matters.

(a) The Company Group is not a party to any collective bargaining agreement or other labor union contract or agreement applicable to persons employed by the Company Group, and to the Knowledge of the Companies currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company Group.

(b) Except as set forth on Section 3.12(b) of the Disclosure Schedules, Since January 1, 2022, there have been no unfair labor practice charges filed or complaints pending against the Company Group before the National Labor Relations Board or any other Governmental Authority.

(c) Since January 1, 2022, there is no Action with respect to a violation of any occupational safety or health standard that is pending, or to the Companies’ Knowledge, has been asserted or threatened with respect to the Company Group.

(d) Except as set forth on Section 3.12(d) of the Disclosure Schedules, there are no charges or claims of discrimination filed or pending against the Company Group by persons employed (or formerly employed) by any Company Group, including age, gender, race, religion or other legally protected category, which is pending, or to the Companies’ Knowledge, has been asserted or threatened, before the United States Equal Employment Opportunity Commission or similar state agency, or any other Governmental Authority, court or tribunal in any jurisdiction in which the Company Group has employed or currently employs any Person.

(e) Except as set forth on Section 3.12(e) of the Disclosure Schedules, the Company Group is and at all times since January 1, 2022 has been in compliance in all material respects with all laws and orders applicable to the Company Group regarding employment and the terms and conditions of employment or other labor related matters, including (but not limited to) those relating to discrimination and harassment, fair labor standards and occupational health and safety or wrongful discharge, drug testing, recordkeeping, paid sick leave, vacation and other benefits, restrictive covenants, immigration, employee leave issues, equal opportunity, plant closures, layoffs, wages and hours, dismissals, severance, employee handbooks or manuals, workers’ compensation, worker classification (including, if applicable, their classification of “independent contractors” as such versus the classification as “employees” for U.S. federal and state income purposes and their classification as “exempt” or “non-exempt” under applicable wage and hour laws), and all relevant provisions of the Immigration and Nationality Act, 8 U.S.C. Section 1101 et seq. and any other Laws related to the employment of foreign nationals.

(f) Except as set forth on Section 3.12(f) of the Disclosure Schedules, the services provided by each member of the Company Group’s employees and contractors (who are individuals) in the United States are terminable at the will of any member of the Company Group and any such termination would result in no liability to any member of the Company Group (other than ordinary administration expenses or with respect to benefits, other than bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under the Employee Benefit Plans). No UK employee of any member of the Company Group has an employment contract terminable by either party with a notice period which exceeds three (3) months. No employee of any member of the Company Group has given or received notice of termination which has not yet expired.

(g) There are (i) no Contracts or business relationships that would or could cause any member of the Company Group to be deemed a federal or state contractor obligated to develop and maintain an affirmative action plan or otherwise comply with affirmative action requirements of applicable Laws, (ii) no Company Group employs, pays for services, or otherwise engages as a consultant, contractor, or contributor any person employed, elected, or appointed to any position with any federal, state, or local government or government-owned or controlled company and (iii) within the past two (2) years, no discrimination claim, show cause notice, conciliation proceeding, sanction or debarment proceeding has been filed or is pending or, to the Companies’ Knowledge, is threatened with the Office of Federal Contract Compliance Programs or any other federal agency or any comparable state or foreign agency or court, and there have been no desk audits or on-site reviews pending or scheduled.

(h) Seller has made available to Purchaser a complete list of all employees of any member of the Company Group including their names, employer, job title, current base compensation (hourly rate or annual salary), bonus or commission opportunity, exempt or non-exempt status, any paid time off balances (including vacation, paid time off, or sick leave), and date of hire.

(i) Seller has also made available to Purchaser a list of independent contractors of each member of the Company Group for whom compensation has been reported on Form 1099s for the most recent taxable period using a Social Security Number as the tax identification number. All UK-based independent contractors engaged by a member of the Company Group are and have been correctly categorized, treated, and paid as self-employed for all relevant UK employment and tax law purposes. Since May 2018, each independent contractor of Oxford has executed a new contributor registration agreement form in substantially the form made available to Purchaser (the “New Contributor Registration Agreement”). Each such New Contributor Registration Agreement a valid and binding agreement of Oxford, enforceable in accordance with its terms.

(j) No member of the Company Group has any pending or unresolved liability under the WARN Act or any similar applicable state Laws relating to employment termination in connection with a mass layoff, plant closing or similar event. No member of the Company Group has given, or has been required to give, any notice under the WARN Act or similar state law within ninety (90) days prior to the date hereof. No member of the Company Group has had any layoff in the previous three (3) years that triggered any notice requirements under the WARN Act or similar state Laws.

(k) There are no current, pending or, to the Companies’ Knowledge, threatened employment-related legal disputes involving any member of the Company Group and any current or former employee, worker or independent contractor of any member of the Company Group who is or was based in the UK, France, Singapore or India.

(l) Except as set forth on Section 3.12(l) of the Disclosure Schedules, no current or former employee, worker or independent contractor of a member of the Company Group shall become entitled to any transaction, retention, closing, completion, or sale bonus or cash payment or similar arising from or in connection with the closing of the transaction contemplated by this Agreement.

(m) No UK, France, India or Singapore based employee of a member of the Company Group is participates in or has a contractual right to receive any enhanced redundancy payment, enhanced severance payment or other enhanced termination payment in the event of their dismissal by the relevant employing entity which exceeds that prescribed by applicable Law.

(n) No member of the Company Group has been or is in receipt of services or activities (whether directly or indirectly) in relation to which the Transfer of Undertakings (Protection of Employment) Regulations 2006 (or any similar or analogous automatic transfer Laws or regulations in any other applicable non-UK jurisdiction) could be or become engaged to transfer the contracts of any employees or workers to a member of the Company Group or to any replacement service provider to a member of the Company Group if the relevant Company Group member were to elect to take such services or activities (or part thereof) in-house or to allocate or transfer the services to a replacement service provider.

Section 3.13. Employee Benefit Plans.

(a) Section 3.13(a) of the Disclosure Schedules lists all Employee Benefit Plans. The Company Group has made available to Purchaser true, complete and correct copies, as applicable, of (i) each Employee Benefit Plan (or, in the case of any material unwritten Employee Benefit Plan, written descriptions of the material terms thereof), including any amendments thereto, (ii) the most recent Form 5500 with accompanying schedules and attachments, (iii) the most recent summary plan description, (iv) the most recent determination, qualification or opinion letter or similar document issued by any Governmental Authority for each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, (v) all current trust agreements, insurance contracts or other funding arrangements and amendments related thereto, (vi) the most recently prepared actuarial reports and financial statements; (vii) the nondiscrimination testing results (or the applicable safe harbor notices) for the three most recently completed plan year; (viii) all non-routine correspondence relating thereto received from or provided to any Governmental Authority within the last three (3) years; and (ix) all current employee handbooks, manuals and policies.

(b) Neither the Company Group nor any ERISA Affiliate (nor any predecessor of any such entity) is involved in any proceedings and has not been notified in writing of any dispute, in connection with the Employee Benefit Plans and, to the Companies’ Knowledge, no such proceedings or dispute is pending or being threatened (other than claims and appeals for benefits made in the ordinary course of business).

(c) All contributions, premiums, expenses and payments that are due have been made for each Employee Benefit Plan within the time periods prescribed by the terms of such plan and applicable law, and all contributions, premiums and payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under applicable accounting principles and have been properly reflected on the Latest Balance Sheet or disclosed in the notes thereto.

(d) No Employee Benefit Plan is a Multiemployer Plan, a plan that is subject to Section 302 or to Title IV of ERISA or Sections 412 or 430 of the Code, or a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA) and no Employee Benefit Plan provides health or other welfare benefits for periods after termination of employment or service with the Company Group other than as required by COBRA.

(e) Each Employee Benefit Plan has been maintained and administered in compliance in all material respects with the applicable requirements of ERISA, the Code and any other applicable Laws and their terms. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service and there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.

(f) No liability under Title IV of ERISA has been or will be incurred by either Company or any ERISA Affiliate.

(g) The Company Group and the ERISA Affiliates have complied, in all material respects, with the requirements of COBRA.

(h) Neither the Company Group nor, its agents nor, to the Companies’ Knowledge, any other Person has engaged in any transaction with respect to any Employee Benefit Plan that would subject the Company Group to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable law.

(i) Except as set forth on Section 3.13(i) of the Disclosure Schedules, neither the execution of this Agreement, the Documents, or any other transaction document, nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any service provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Benefit Plan, (iii) result in the payment of any amount that could be characterized as an “excess parachute payment” under Section 280G of the Code or (iv) limit or restrict the right of any of the Company Group or, after the Closing, Purchaser or any of its Affiliates, to merge, amend or terminate any Employee Benefit Plan. The Company Group does not have any obligation to gross-up, indemnify or otherwise reimburse any service provider for any Tax incurred by such service provider, including Taxes incurred under Sections 409A or 4999 of the Code.

(j) The Company Group has, for purposes of each Employee Benefit Plan and for all other purposes, correctly classified each individual performing services for the Company Group as a common law employee, leased employee or independent contractor, as applicable.

Section 3.14. Intellectual Property Rights; Privacy Matters.

(a) Section 3.14(a)(i) of the Disclosure Schedules sets forth a true, correct and complete list, as of the date hereof, of all Company Registered Intellectual Property, material unregistered Trademarks owned by the Company Group and material Company Software, together with the name of the current owner(s), the applicable jurisdictions, the applicable application, registration or serial numbers and, with respect to Domain Names, the registrar and renewal date. Except as provided in Section 3.14(a)(ii) of the Disclosure Schedules, for each item of Company Registered Intellectual Property, unregistered Trademarks, material Company Software, Proprietary Information and Data (including Data used in connection with training artificial intelligence (or similar) tools that comprise or are incorporated into Company Software) that are owned by the Company Group our used in the operation of its business: (i) the Company Group is either (A) the sole and exclusive owner of such item or (B) a joint owner, with the identified co-owner(s), of an equal and undivided ownership interest in such item (excluding, with respect to Company Software, any third party open source components), (ii) such item is free and clear of all Liens (other than Permitted Liens) and (iii) such item is subsisting and, to the Knowledge of the Companies, valid and enforceable. The Company Group owns or is licensed or otherwise possesses legally enforceable rights to use, all material Intellectual Property Rights used or held for use in the operation of their respective businesses as currently conducted.

(b) Except as set forth on Section 3.14(b) of the Disclosure Schedules, each employee or contractor of the Company Group (including, without limitation, any member of the Company Group’s expert network) who is or was involved in the creation, development or invention of any Company Registered Intellectual Property or, to the Knowledge of the Companies, any other material Intellectual Property owned or purported to be owned by the Company Group or created by such contractor at the request of a member of the Company Group has executed a valid agreement containing an assignment of such employee’s or contractor’s rights to such material Intellectual Property and all applicable Intellectual Property Rights to the Company Group. Each employee or contractor of the Company Group with access to any Company trade secrets or other Company confidential or proprietary information has executed a valid agreement containing nondisclosure provisions sufficient to protect such Company trade secrets and/or Company confidential or proprietary information, and the Company Group has used its best efforts to maintain the secrecy or confidentiality of such Company trade secrets and/or Company confidential or proprietary information.

(c) Except as set forth on Section 3.14(c) of the Disclosure Schedules, since January 1, 2022, the Company Group has not received written notice from any third party challenging the validity, enforceability or ownership of any material Company Intellectual Property Rights, nor is the Company Group currently a party to any Action relating to any such challenge, except for office actions and other ex parte proceedings in the ordinary course of prosecuting or maintaining the Company Registered Intellectual Property. To the Knowledge of the Companies, no such challenge or Action has been threatened against the Company Group. No Company Intellectual Property Rights owned or, to the Knowledge of the Companies, licensed to, the Companies, are subject to any Order, stipulation or settlement agreement restricting the use or exploitation thereof.

(d) Since January 1, 2022, the Company Group has not received any written notice from any third party, and, to the Knowledge of Companies, there is no other assertion or threat from any third party, that the operation of the business of Company Group as is currently conducted, or any products to which either Company has royalty rights, infringe, misappropriate or otherwise violate the valid and enforceable Intellectual Property Rights of any third party. To the Knowledge of the Companies, the conduct of the business of the Company Group does not infringe, misappropriate or otherwise violate any valid and enforceable Intellectual Property Rights of any third party.

(e) To the Knowledge of the Companies, no third party is infringing or misappropriating any material Company Intellectual Property Rights. The Company Group is not a party to any Action (i) challenging the validity, enforceability or ownership of any third party Intellectual Property Rights or (ii) asserting that the operation of the business of any third party, or any third party products or services, infringes, misappropriates or otherwise violates any Company Intellectual Property Rights.

(f) No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been used to create any material Company Intellectual Property Rights owned by or, to the Knowledge of the Companies, licensed to, the Company Group, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority or institution obtaining ownership rights in or licenses to use or otherwise exploit such Company Intellectual Property Rights or the right to receive royalties.

(g) To the Knowledge of the Companies, the Company Group has complied in all material respects with licenses to third-party software components or Data (used in connection with training artificial intelligence (or similar) tools) used with or incorporated in any Company Software (whether owned or used under license by the Company Group). Without limiting the foregoing, to the Knowledge of the Companies, the Company Group has complied in all material respects with the licenses identified as an open source license by the Open Source Initiative (www.opensource.org) governing all open source software used in the operation of their respective businesses as currently conducted, and have not distributed, licensed or otherwise used any open source software in any manner that has created or will create a requirement that any proprietary software owned or used under license by the Company Group (i) be disclosed or distributed in source code form, (ii) be delivered at no charge or otherwise dedicated to the public or (iii) include granting licensees the right to make derivative works or other modifications.

(h) The consummation of the transactions contemplated hereby will not result in the loss or impairment of any right of the Company Group to own, use, practice or otherwise exploit any Company Intellectual Property Rights in a manner that would, individually or in the aggregate, reasonably be expected to be material to the Company Group. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, will, pursuant to any contract to which the Company Group is a party, result in the transfer or grant by the Company Group to any third Person of any ownership interest in or material restriction with respect to any Company Intellectual Property Rights.

(i) Except as set forth on Section 3.14(i) of the Disclosure Schedules, the IT Systems (i) to the Knowledge of the Companies, operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Companies in connection with the conduct of their business; (ii) have not malfunctioned or failed in a manner that has had a material impact on the Companies; (iii) are free from any material bugs, material errors, disabling software, code or instructions, spyware, Trojan horses, worms, viruses, material defects, or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement or destruction of, any software, data or other materials (“Contaminants”) and other material defects; (iv) subject to the IT maintenance and support services contemplated by the Transition Services Agreement, are reasonable for the needs of the business of the Companies as currently conducted, having appropriate capacity and maintenance and support requirements to satisfy the requirements of the business of the Company Group with regard to information and communications technology, data processing and communications; (v) are protected by industry standard anti-virus protection software and firewalls designed to detect and remove any Contaminants. Except as further set forth in Section 3.14(i) of the Disclosure Schedules, the Company Group (A) has taken commercially reasonable steps consistent with industry practice to safeguard the availability, security, and integrity of the IT Systems, including implementing and maintaining appropriate technology processes as well as arrangements, policies and procedures concerning backup, data storage, system redundancy, business continuity and disaster recovery; (B) has promptly implemented material security patches that are generally available for the IT Systems; (C) regularly (no less than annually) utilizes a trained third party to conduct internal and external penetration and vulnerability tests of the security controls of the IT Systems using both manual and automated methods; and (D) conducts regular audits and security assessments of the IT Systems and has remediated in full any vulnerabilities or deficiencies discovered or identified in those audits or assessments. There has been no actual or alleged security breach or material unauthorized access to or use of any of the IT Systems.

(j) At all times since January 1, 2020, (i) each member of the Company Group is and has been in material compliance with all Privacy and Data Security Requirements except as set forth in Section 3.14(j)(i) of the Disclosure Schedules; (ii) no member of the Company Group has received any notice, request, complaint, subpoena, investigation, audit, assessment, demand, notice or objection from any Governmental Authority or any Person relating to the Processing of Personal Data, a Security Incident, or the breach by any member of the Company Group of any Privacy and Data Security Requirements; (iii) the Company Group has implemented and maintained commercially reasonable physical, technical, administrative and organizational security measures to protect the confidentiality, integrity, availability, and security of Personal Data to prevent the unlawful or unauthorized Processing of Personal Data, and to prevent Security Incidents; (iv) the Company Group has not been legally required to provide any notices to any Person in connection with a disclosure of Personal Data or non-public information, nor has the Company Group provided any such notice; (v) no Person or third party has initiated proceedings against any member of the Company Group nor been awarded any compensation from any member of the Company Group for breach of any applicable Privacy and Data Security Requirements nor are there any Actions pending or, to the Knowledge of the Companies, threatened against the Company Group alleging a violation of any member of the Company Group’ obligations under any applicable Privacy and Data Security Requirements or any Person’s Personal Data or privacy rights; and (vi) except as set forth on Section 3.14(j)(vi) of the Disclosure Schedules, no member of the Company Group has experienced any Security Incident.

(k) The execution, delivery and performance of this Agreement and the transaction does not and will not cause, constitute, or result in a violation or breach of any Privacy and Data Security Requirements. The transaction and any subsequent transfer of any Personal Data or other data in connection with the transaction will not: (i) cause, constitute, or result in a breach or violation of any applicable Privacy and Data Security Requirements; (ii) require any member of the Company Group to provide any notice to, or seek any consent from, any user, employee, subscriber, supplier, service provider or other third party or Person thereunder as it relates to Personal Data; or (iii) require or result in the restriction, impairment, limitation or modification of the Processing of Personal Data or other data as existed immediately before the Closing.

(l) Where any member of the Company Group uses any processor (which term has the meaning set forth in applicable Privacy and Data Security Requirements) to carry out Processing on its behalf, there is a written contract between such member of the Company Group and the processor which complies with the requirements of applicable Privacy and Data Security Requirements. No member of the Company Group permits the Processing of Personal Data in, or has transferred or transfers Personal Data to, a country or territory outside the European Economic Area, the United Kingdom or any country deemed adequate by the United Kingdom Secretary of State or the European Commission (as applicable) in breach of applicable Privacy and Data Security Requirements.

(m) The Company Group does not sell, share, rent or otherwise make available to any Person any Personal Data, except in a manner that complies in all material respects with the applicable Privacy and Data Security Requirements. No member of the Company Group (i) conducts any marketing activities, including using cookies or other similar devices in its marketing, websites or other electronic communications, other than in compliance with applicable Privacy and Data Security Requirements; and (ii) has purchased or rented Personal Data, nor instructs any third party to Process such Personal Data on its behalf, other than in compliance with applicable Privacy and Data Security Requirements.

(n) No member of the Company Group has ever acted as a “Consumer Reporting Agency” or provided a third party with a “Consumer Report” within the meaning of the Fair Credit Reporting Act (“FCRA”). Neither the Company Group nor, its agents nor, to the Companies’ Knowledge, any other Person has engaged in any Processing with respect to any Personal Data that would subject any member of the Company Group to the FCRA. There are no Actions pending or, to the Knowledge of the Companies, threatened against the Company Group alleging a violation of any Person’s rights under the FCRA.

(o) The Company Group has not included and does not include any Personal Data, trade secrets or material confidential or proprietary information of the Companies, or of any third Person under an obligation of confidentiality by the Companies, in any prompts or inputs into any artificial intelligence (or similar) tools, except in cases where such tools do not use such information, prompts or inputs to train the machine learning or algorithm of such tools or improve the services related to such tools.

(p) The Company Group maintains or adheres to commercially reasonably policies and procedures relating to the ethical or responsible use of artificial intelligence (or similar) tools at and by the Company Group, including policies, protocols and procedures related to (i) developing and implementing artificial intelligence (or similar) tools in a way that promotes transparency, accountability and human interpretability; (ii) identifying and mitigating bias in Data or in the algorithmic model used in training artificial intelligence (or similar) tools that comprise or are incorporated into Company Software (“Company AI Tools”), including implicit racial, gender, or ideological bias; and (iii) management oversight and approval of employees’ use or implementation of artificial intelligence (or similar) tools, including the Company Group’s Copilot artificial intelligence platform. There has been (A) no actual or alleged in writing non-compliance with any such policies, protocols, and procedures; (B) no actual or alleged in writing failure of any Company AI Tools to satisfy the requirements or guidelines specified in any such policies, protocols and procedures; (C) no written complaint, claim, proceeding, or litigation alleging that Data used in the development, training, improvement or testing of any artificial intelligence (or similar) tools was falsified, biased, untrustworthy, or manipulated in an unethical or unscientific way; and no report, finding or impact assessment of any internal or external auditor, technology review committee, independent technology consultant, whistle-blower, transparency or privacy advocate, labor union, journalist, or academic that makes any such allegation; and (iv) no request from regulators or legislators concerning any Company AI Tools.

Section 3.15. Contracts.

(a) Section 3.15 of the Disclosure Schedules sets forth a list of all contracts, agreements, arrangements, understandings, or commitments (whether express or implied and whether written, oral or otherwise) binding on one or more of the parties thereto to which either Company or a Company Subsidiary is a party or by which either Company or a Company Subsidiary is bound, or to which any assets or properties of either Company or a Company Subsidiary are subject, and which (the “Contracts”):

(i) constitute the top 25 customer contracts as of November 30, 2024, as defined by parent account ARR;

(ii) involve aggregate payments by the Company Group of more than $50,000 during the twelve (12) months ended November 30, 2024 (including by means of royalty, milestone or similar payments);

(iii) contains covenants that (i) limit in any material respect the freedom of the Company Group to compete or engage in any line of business or with any Person, (ii) contain any “most favored nations” or similar preferential pricing terms and conditions (including with respect to pricing) granted by the Company Group, or (iii) contain exclusivity obligations or otherwise limit in any material respect the freedom or right of the Company Group to research, develop, sell, distribute or manufacture any products or services for any other Person;

(iv) grants any third party rights of first refusal, rights of first option or similar rights or options to purchase or otherwise acquire any interest in any of the material properties or assets (including material Intellectual Property Rights) owned by the Company Group;

(v) provides for or governs the formation, creation, operation, management or control of (i) any partnership, joint venture, strategic alliance, collaboration, co-promotion or profit-sharing arrangement or (ii) any material research and development arrangement;

(vi) provides for the assignment or grant of a license, right or immunity (including a covenant not to sue or right to enforce or prosecute any patents) by a third party for any of its material Intellectual Property Rights to the Company Group (including any such Contract that provides for maintenance fees in excess of $50,000 in any twelve (12) month period), other than Incidental Contracts;

(vii) provides for the assignment or grant of a license, right or immunity (including a covenant not to sue or right to enforce or prosecute any patents) by the Company Group of any of its material Intellectual Property Rights to any third party, other than Incidental Contracts;

(viii) relates to indebtedness of the Company Group;

(ix) constitutes any acquisition or divestiture agreement (whether by merger, consolidation, purchase or sale of stock or otherwise) of any interest in any Person or any business, line of business or division thereof, or a material portion of the assets of any Person pursuant to which the Company Group has outstanding obligations in respect of any “earnout” or similar contingent or deferred payments;

(x) involves the settlement of any pending or threatened Action or agreement to share in or contribute to the liability of any Person and which (A) requires payment obligations after the date hereof, in excess of $50,000 or (B) imposes any continuing material non-monetary obligations on the Company Group (which obligations shall include any monitoring or material reporting obligations to any other Person or any obligations that limit in any material respect the ability of the Company Group to operate its business);

(xi) is between or among the Company Group, on one hand, and the Seller or any Affiliate of the Seller (other than the Company Group), on the other hand;

(xii) involves any intercompany shared services among the Company Group and Seller or any Affiliate of the Seller (other than the Company Group);

(xiii) pursuant to which a customer purchases Company Group products or services along with the products and services of Seller or an Affiliate of Seller (“Bundled Contracts”);

(xiv) has been entered into with a Governmental Authority;

(xv) provides for compensation or benefits under any Employee Benefit Plan;

(xvi) provides for a guaranty or indemnity (other than customary commercial contract indemnity provisions in case of breach of contract);

(xvii) grants a power of attorney, proxy or similar instrument;

(xviii) is entered into by Seller but relates solely to the provision of Company Group products or services; or

(xix) which is otherwise material to the business of the Company Group.

(b) Each Contract is a valid and binding agreement of the applicable member of the Company Group, enforceable in accordance with its terms. Since January 1, 2024, neither Company, nor any Affiliate thereof, has received written notice of any default under any Contract. The Company Group is not in breach of or in default under any Contract and to the Companies’ Knowledge, there are no grounds for rescinding or rendering void any Contract except as set forth on Section 3.3 of the Disclosure Schedules.

(c) The Seller has made available to Purchaser copies of all Contracts, including all amendments thereto.

(d) Section 3.15(c) of the Disclosure Schedules sets forth the true, correct and complete listing as of December 31, 2024, of (i) the amount of ARR attributable to the Company Group pursuant to each Bundled Contract for products or services provided by the Company Group thereunder; and (ii) the allocation of such ARR as a portion of the total ARR attributable to the Company Group and its Affiliates pursuant to each Bundled Contract, taken as a whole. The portion of ARR attributable to the Company Group within the Bundled Contracts represent approximately four and one-tenths percent (4.1%) of the Company Group’s ARR for the year ended December 31, 2024.

(e) With respect to each customer Contract of either Company, Seller’s determination of the amount of ARR attributable to each product or service provided under such Contract as of December 31, 2024 and set forth on Section 3.15(e) of the Disclosure Schedules, is true, correct and complete.

(f) The Seller has made available to Purchaser its standard form customer contract (the “Form Customer Contract”). Agreements on the Form Customer Contract, along with the Contracts set forth on Section 3.15(a)(i) of the Disclosure Schedules, represent no less than eighty percent (80%) of the Company Group’s ARR for the year ended December 31, 2024.

Section 3.16. Insurance. Section 3.16 of the Disclosure Schedules contains a true and complete list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Company Group that are currently in effect. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing will have been paid, and no written notice of cancellation or termination has been received by the Company Group with respect to any such policy. The Company Group has complied in all material respects with the terms and provisions of such policies. The Company Group has timely filed claims with their insurers with respect to all matters and occurrences for which they believe they have coverage. There are no outstanding requirements or recommendations by any insurance company that issued a policy to the Company Group which has not been taken by the Company Group. The insurance policies set forth on Section 3.16 of the Disclosure Schedules are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company Group and are sufficient for compliance with all applicable Laws and Contracts to which the Company Group is a party or by which it is bound.

Section 3.17. Real Property. The Company Group does not own any real property. Section 3.17 of the Disclosure Schedules sets forth (whether as lessee or lessor) a list of all leases and any other contractual agreements in respect of the occupation or use of real property (such real property, the “Leased Property”) to which the Company Group is a party or by which it is bound (“Company Lease”). The Seller has made available to Purchaser a true, correct and complete copy of each Company Lease. Each member of the Company Group has the unencumbered legal right to occupy the Leased Property applicable to it. Each Company Lease is valid and binding on the applicable member of the Company Group and, to the Companies’ Knowledge, on the other parties thereto, and is in full force and effect. The Leased Property constitutes all of the land, buildings, structures, improvements, fixtures and other interests and rights in real property that are used, occupied or held for use by the Company Group. No party to a Company Lease has exercised or given any notice of exercise of any option, right of first offer or right of first refusal with respect to any Leased Property, including any option or right pertaining to purchase, expansion, renewal, extension or relocation. The use of the Leased Property for the purposes for which it is currently being used by the Company Group is permitted under applicable Laws and does not violate in any material respect any covenant, condition, restriction, easement, license, Permit or Contract. All certificates of occupancy, special use Permits and other forms of zoning relief necessary for such use of the Leased Property by the Company Group have been issued. There is no defect, disrepair, failure to maintain or other physical condition affecting the Leased Property that would reasonably be expected to have a Material Adverse Effect.

Section 3.18. International Trade; Anti-Corruption.

(a) Except as set forth on Section 3.18(a) of the Disclosure Schedules, neither the Company Group, Seller or ParentCo nor, to the Knowledge of the Companies, any of the Company Group’s officers, directors, managers, employees, agents, consultants, contributors, independent contractors, subcontractors, Embedded Analysts or other Persons acting for or on behalf of the Company Group is or has been (i) a Sanctioned Person, (ii) engaged in any transactions or business dealings with any Sanctioned Person, or (iii) engaged in any transactions or business dealings in or with any Sanctioned Country; and is not in violation in any material respect of applicable Sanctions, export control laws, or anti-boycott laws. Neither the Company Group, Seller or ParentCo nor, to the Knowledge of the Companies, any of the Company Group’s officers, directors, managers, employees, agents, consultants, contributors, independent contractors, subcontractors, Embedded Analysts other Persons acting for or on behalf of the Company Group has at any time taken any action that would constitute an offense under, or has violated, any Anti-Corruption Laws, Sanctions, export control Laws or anti-boycott Laws. The Company Group will not share all or any portion of the Purchase Price or any other payment covered by this Agreement with any Sanctioned Person, official of a Governmental Authority or other person in violation of any applicable Anti-Corruption Laws or any other applicable Laws or otherwise cause Purchaser or any Affiliate thereof to be in violation of such Laws.

(b) The Company Group has in place policies and procedures and has taken appropriate technical and organizational measures (including, without limitation, due diligence, monitoring, and the provision of adequate training of relevant officers, managers, employees, agents, consultants, contributors, independent contractors, subcontractors, Embedded Analysts or other Persons acting for or on behalf of the Company Group), designed to ensure the compliance of the Company Group and their respective officers, directors, managers, employees, agents, consultants, contributors, independent contractors, subcontractors, Embedded Analysts or other Persons acting for or on behalf of the Company Group with Anti-Corruption Laws and Sanctions, export control, and anti-boycott laws.

(c) Neither the Company Group, Seller or ParentCo, nor to the Knowledge of the Companies, any of the Company Group’s owners, directors, officers, managers, employees, agents, consultants, contributors, independent contractors, subcontractors, Embedded Analysts or other Persons acting for or on behalf of the Company Group, relating to any offense or alleged offense or wrongdoing related to Anti-Corruption Laws or Sanctions, export control, or anti-boycott laws (i) has received from any governmental, administrative or regulatory body or any other individual or entity any notice or inquiry or internal or external allegation, (ii) has made any voluntary or involuntary disclosures to a governmental administrative or regulatory body, (iii) has conducted any internal investigation or audit, or (iv) is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer and no such investigation, inquiry or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

Section 3.19. Transactions with Affiliates. No officer, director or manager of the Company Group, Seller, or an Affiliate thereof, or any individual in such officer’s, director’s or manager’s immediate family is a party to any agreement, contract, commitment or transaction with the Company Group or has any material interest in any property owned or used by the Company Group.

Section 3.20. Brokers. Except for Solomon Partners Securities, LLC, no Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial advisor’s or similar fee from the Companies in connection with this Agreement or any of the transactions contemplated hereby.

Section 3.21. Customers and Suppliers.

(a) Section 3.21(a) of the Disclosure Schedules sets forth (i) each customer whose contractual engagements with the Company Group for goods or services represented an amount of ARR (at the parent account level) greater than or equal to $100,000 as of December 31, 2024 (collectively, the “Material Customers”); and (ii) the amount of ARR under contract with each Material Customer as of such measurement date. Except as set forth in Section 3.21(a) of the Disclosure Schedules, neither Company has received any notice, or has any reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with such Company or to make any changes in key commercial terms to its current contract. To the Knowledge of the Companies, there are not facts or circumstances that make it reasonably foreseeable that such facts or circumstances will result in any such termination or substantial modification or breach of any Contract with any Material Customer.

(b) Section 3.21(b) of the Disclosure Schedules sets forth (i) each supplier to whom either Company has paid consideration for goods or services rendered in an amount greater than or equal to $50,000 during the twelve months ended December 31, 2024 (collectively, the “Material Suppliers”); and (ii) the amount of payments to each Material Supplier for such period. Except as set forth in Section 3.21(b) of the Disclosure Schedules, neither Company has received any notice, or has any reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to such Company or to otherwise terminate or materially reduce its relationship with such Company. To the Knowledge of the Companies, there are not facts or circumstances that make it reasonably foreseeable that such facts or circumstances will result in any such termination or substantial modification or breach of any Contract with any Material Supplier.

Section 3.22. Accounts Receivable. The accounts receivable reflected on the Latest Balance Sheet and the accounts receivable arising after the date of the Latest Balance Sheet (a) have arisen from bona fide, arms’ length transactions entered into by the Companies involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Companies not subject to claims of set-off, credit or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Latest Balance Sheet or, with respect to accounts receivable arising after the date of the Latest Balance Sheet, on the accounting records of the Companies, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Latest Balance Sheet or, with respect to accounts receivable arising after the date of the Latest Balance Sheet, on the accounting records of the Companies have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.23. Books and Records. The minute books, stock record books and any other relevant company books, registers and records required to be maintained by applicable Law of the Companies and each Company Subsidiary, all of which have been made available to Purchaser, are materially complete and correct and have been maintained in accordance with applicable Law and sound business practices. The minute books of the Companies and each Company Subsidiary contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Companies and each Company Subsidiary, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Companies.

Section 3.24. Title, Condition and Sufficiency of Assets. Each member of the Company Group has good and valid title to all buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company Group (the “Tangible Personal Property”) that it purports to own, free and clear of all Liens other than Permitted Liens. The assets of the Company Group and not subject to any preemptive right, right of first refusal or other right or restriction. All items of Tangible Personal Property are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of the Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Tangible Personal Property currently owned or leased by the Company Group together with (i) all other properties, assets and rights of the Company Group, including all Intellectual Property Rights, (ii) the receipt by Purchaser or the Company Group of any services that may be provided pursuant to the Transition Services Agreement, (iii) the Purchaser and its Affiliates providing to the Company Group all other general and administrative support services of the type currently provided to the Company Group by its Affiliates as set out on Section 3.24 of the Disclosure Schedules, are sufficient for the continued conduct of the Company Group’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company Group as currently conducted.

Section 3.25. Solvency. Immediately after giving effect to the Closing (and any transactions related thereto or incurred in connection therewith), Seller and ParentCo shall each (a) be able to pay its debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities), and (b) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Seller or ParentCo.

ARTICLE IV––REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.1. Organization. Purchaser is a private limited company duly organized, validly existing and in good standing under the laws of England & Wales and has all requisite power and authority to own, lease and operate its property and assets and to carry on its business as presently conducted. Purchaser has delivered to Seller copies of its Governing Documents, as currently in effect.

Section 4.2. Authorization. Purchaser has the requisite power and authority to execute and deliver this Agreement and each other Document to which it is a party and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action. This Agreement and each other Document to which Purchaser is a party have been duly authorized, executed and delivered by Purchaser and constitute a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as the enforceability hereof or thereof may be limited by the Enforceability Exceptions.

Section 4.3. Non-contravention. The execution, delivery and performance by Purchaser of this Agreement and the other Documents to which it is a party and each of the other transactions contemplated hereby and thereby will not (a) contravene any provision contained in Purchaser’s Governing Documents, (b) conflict with, violate or result in a material breach (with or without the lapse of time, the giving of notice or both) of or constitute a material default (with or without the lapse of time, the giving of notice or both) under (i) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation or (ii) any judgment, Order, decree, statute, Law, rule or regulation or other restriction of any Governmental Authority, in each case to which Purchaser is a party or by which it is bound or to which any of its assets or properties are subject, (c) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity any material obligation of such entity or (d) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Person or Governmental Authority.

Section 4.4. Consents. Except for an appropriate filing pursuant to the Austrian Cartel Act to the Austrian Competition Authority, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement and the other Documents or the consummation of the transactions contemplated hereby or thereby by Purchaser.

Section 4.5. Litigation. Purchaser is not a party to any pending or, to Purchaser’s Knowledge, threatened litigation which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby.

Section 4.6. Brokers. No Person is or will be entitled to broker’s, finder’s, investment banker’s, financial adviser’s or similar fees from Purchaser in connection with this Agreement or any of the transactions contemplated hereby.

Section 4.7. Financial Ability. Purchaser has sufficient funds available to consummate the transactions contemplated hereby, including to pay the Purchase Price in accordance with the terms hereof. Purchaser acknowledges and agrees that Purchaser’s performance of its obligations under this Agreement is not in any way contingent upon the availability of financing to Purchaser.

Section 4.8. Suitability. Purchaser’s knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of the investment in the Companies, and Purchaser is an “accredited investor” as such term is defined in Regulation D under the Securities Act.

Section 4.9. R&W Insurance Policy. On or prior to the date of this Agreement, the Purchaser has obtained the R&W Insurance Policy and the R&W Insurance Policy has been bound in the name of the Purchaser. Without limiting the generality of the preceding sentence, the Purchaser has paid or caused to be paid all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, and other fees and expenses of such policy (and Purchaser acknowledges that it shall not be entitled to reimbursement or other payment of any such costs or expenses from Seller or any of its Affiliates). The R&W Insurance Policy includes a waiver of, and agreement not to pursue subrogation claims against, the Seller and/or any of its Affiliates or representatives, except to the extent of Fraud of such Person.

ARTICLE V––COVENANTS AND AGREEMENTS

Section 5.1. Conduct of Business Prior to the Closing. Seller agrees that between the date hereof and the Closing, Seller shall use its commercially reasonable efforts to (x) cause the Company Group to conduct its business in the ordinary course of business in all material respects; provided, however, that, notwithstanding anything to the contrary in this Agreement, the Company Group may use all available cash to repay any indebtedness or make any distribution to Seller, in each case prior to the Closing and (y) preserve intact in all material respects the Company Group’s business organization. Seller covenants and agrees that, between the date hereof and the Closing, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall cause the Company Group not to:

(a) (i) issue or sell any capital stock, notes, bonds or other securities of the Company Group (or any option, warrant or other right to acquire the same), (ii) redeem any of the capital stock of the Company Group, or (iii) declare, make or pay any dividends or distributions to the holders of capital stock of the Company, other than dividends, distributions and redemptions declared, made or paid by the Company Group solely to Seller;

(b) amend the Governing Documents of either Company or any Company Subsidiary;

(c) grant any increase in the salaries, bonuses or other benefits payable by the Company Group to any of the employees of the Company Group, other than as required by Law, pursuant to any plans, programs or agreements existing on the date hereof or other increases in the ordinary course of business of the Company Group;

(d) change any method of accounting or accounting practice or policy used by the Company Group, other than such changes required by GAAP;

(e) settle or compromise any material Actions of the Company Group;

(f) fail to pay any Liabilities, Taxes and other obligations of the Company Group when due (other than any such amounts that are being disputed in good faith);

(g) fail to maintain the properties and assets owned, operated or used by the Company Group in the same condition as such properties and assets were as of the date hereof, subject to reasonable wear and tear in the ordinary course of business;

(h) discontinue, modify, allow to lapse, or terminate any insurance policies, except as required by applicable Law;

(i) fail to perform in any material respect all of its obligations under all Contracts relating to or affecting the properties, assets or business of the Company Group;

(j) fail to maintain the books and records of the Company Group in accordance with past practice;

(k) make, change, revoke or otherwise modified any Tax election affecting either Company or any Company Subsidiary, (ii) modify, adopt or change any accounting methods, policies or practices with respect to Taxes, (iii) amend any Tax Return, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, non-U.S. or other Law), (v) enter into any Tax sharing, Tax indemnity, Tax allocation or similar agreement or Contract, (vi) settle any Tax claim or assessment, (vii) surrender any right to claim a refund or credit of Taxes, (viii) incur any liability for Taxes outside the ordinary course of business consistent with past practice, (ix) consent to any extension, waiver of the limitation period applicable to any Tax claim or assessment (x) initiate any voluntary Tax disclosure or Tax amnesty or similar filings with any Governmental Authority, or (xi) fail to timely pay any Tax or fail to timely file any Tax Return;

(l) violate or fail to comply in all material respects with all applicable Laws; or

(m) agree to take any of the actions specified in Sections 5.1(a)-(e), except as contemplated by this Agreement.

Section 5.2. Access to Information. From the date hereof until the Closing, Seller shall, and shall cause the Company Group to, cause its officers, directors, employees, agents, representatives, accountants and counsel to: (a) afford the officers, employees, agents, accountants, counsel, and representatives of Purchaser reasonable access, during normal business hours, to the offices, properties, other facilities, books and records of the Company Group and (b) furnish to the officers, employees, agents, accountants, counsel, and representatives of Purchaser such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of the Company Group (or legible copies thereof) as Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at Purchaser’s expense, during normal business hours, under the supervision of Seller’s or the Company Group’s personnel and in such a manner as not to interfere with the normal operations of the Company Group and provided further, that such access or furnishing of information shall be limited to access or information reasonably required in order to consummate the transactions contemplated hereby, facilitate integration or perform service pursuant to the Transition Services Agreement in compliance with applicable Law. Notwithstanding the foregoing, Purchaser shall not contact any customer or employee of the Company Group in connection with this Agreement or the transactions contemplated hereby without the prior written consent (email being sufficient) of Seller or its authorized agents or representatives, including Seller’s Counsel.

Section 5.3. Regulatory and Other Authorizations.

(a) Each party hereto shall use its reasonable best efforts to obtain authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to this Agreement and will cooperate fully with the other parties hereto in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing, if necessary, pursuant to the Austrian Cartel Act to the Austrian Competition Authority with respect to the transactions contemplated on the date hereof (or, if this Agreement is executed and delivered after 8:00 a.m. Eastern Time, on the first Business Day after the date hereof) and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested. Notwithstanding the foregoing, neither Seller nor the Company Group shall be required to pay any fees or other payments to any Governmental Authorities in order to obtain any such authorization, consent, order or approval. Purchaser shall pay any filing fees required under the Austrian merger control regime.

(b) Each party to this Agreement shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. Neither party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the that that certain Nondisclosure Agreement between Seller and Dow Jones & Company, Inc. (“Dow Jones”), dated November 4, 2024 (the “Nondisclosure Agreement”), the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the Austrian Cartel Act. Subject to the Nondisclosure Agreement, the parties to this Agreement will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

Section 5.4. No Solicitation or Negotiation. Seller agrees that between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, Seller shall not, and shall cause the Company Group not to, (i) solicit, initiate, consider, knowingly encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the capital stock or other equity interests of the Company or the Company Subsidiaries or all or a substantial portion of the Company Group’s assets or (B) to enter into any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to either Company or the Company Subsidiaries or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing.

Section 5.5. Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.1 have been satisfied.

Section 5.6. Documents and Information. After the Closing, each party shall, and Purchaser shall cause the Company Group to, until the seventh (7th) anniversary of the Closing Date, retain, in accordance with the Seller’s or Company Group’s document retention policies, as applicable, in effect on the Closing Date, all books, records and other documents pertaining to the business of the Company Group in existence on the Closing Date and to make the same available for inspection and copying by the other party hereto or any representative of such other party at the expense of such party during normal business hours, upon reasonable request and upon reasonable notice, provided, however, that no party shall be required to provide access to any information that (a) would constitute or result in a waiver of the attorney-client privilege or violate any of its Contracts, (b) it is under a legal obligation not to make accessible or (c) would violate applicable Law. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by either party or the Company Group without first advising the other party in writing and giving such other party a reasonable opportunity to obtain possession thereof.

Section 5.7. Reasonable Efforts; Further Assurances. Each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things reasonably necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be reasonably required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby and thereby. Without limiting the generality of the foregoing, in the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including the execution and delivery of such further instruments or documents) as any other party hereto may reasonably request.

Section 5.8. Public Announcements. Except for any Form 8-K or other filing with the Securities Exchange Commission that any Affiliate of Seller is required to make and unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement provided, that Seller shall provide Purchaser with a copy of any Form 8-K or other filing with the Securities Exchange Commission that any Affiliate of Seller is planning to make prior to such filing and Purchaser may propose revisions to such filing which the Seller shall consider in good faith.

Section 5.9. Employees.

(a) During the period commencing at the Closing and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of the employee’s termination of employment with the Company Group), Purchaser shall, and shall cause the Company Group to, provide each employee who remains employed immediately after the Closing, or who thereafter becomes employed by Purchaser or an Affiliate of Purchaser pursuant to the Employee Leasing Agreement (each, a “Company Continuing Employee”), with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company Group or Seller, as applicable, immediately prior to the Closing; (ii) target bonus opportunities (excluding equity or equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity or equity-based compensation) provided by the Company Group or Seller, as applicable, immediately prior to the Closing; and (iii) retirement and welfare benefits that are substantially similar in the aggregate to those provided by the Company Group or Seller, as applicable (but without regard to any equity or equity-based awards issued by the Company Group or Seller), immediately prior to the Closing, and as reflected in the documents set forth in the Virtual Data Room.

(b) With respect to any employee benefit plan maintained by Purchaser or its subsidiaries (collectively, “Purchaser Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Closing, Purchaser shall, or shall cause the Company Group to, recognize all service of the Company Continuing Employees with the Seller, Company Group or any of their affiliates, as the case may be, as if such service were with Purchaser, for vesting and eligibility purposes in any Purchaser Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding benefit plan.

(c) This Section 5.9(c) shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.9(c), express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.9(c). Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.9 shall not create any right in any employee or any other Person to any continued employment with the Company Group, Purchaser or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 5.10. Other Insurance. With respect to the Company Group’s insurance policies written on an “occurrence basis” and insuring either of the Companies or any Company Subsidiary, following the Closing, (i) Seller shall, and shall cause its Affiliates to, reasonably cooperate with the Purchaser and the Companies to provide insurance coverage to the extent the events giving rise to any claim occurred prior to the Closing; (ii) the Seller shall, and shall cause its Affiliates to, cooperate with the Purchaser and the Companies in asserting claims under such policies in connection with insurable events and by executing appropriate assignments as permitted by Law; and (iii) the Seller shall, and shall cause its Affiliates to, remit any recoveries thereunder (net of expenses incurred by the Seller and its Affiliates in obtaining any such recovery) promptly to the Companies.

Section 5.11. R&W Insurance Policy. The Purchaser covenants and agrees to not cancel, redeem or take any other action that would materially adversely affect the terms and conditions of the R&W Insurance Policy, in each case without the consent of Seller, to be granted or withheld in its sole discretion.

Section 5.12. Restrictive Covenants.

(a) Seller agrees that, for a period commencing at the Closing and ending on the date that is two years after the Closing (the “Restricted Period”), Seller and its direct or indirect Subsidiaries and controlled Affiliates shall not directly or indirectly: (i) solicit, or attempt to solicit, any customer of the Companies or any Company Subsidiary as of the date hereof relating to the provision of any Restricted Business; or (ii) solicit or take any action that is intended to induce any customer, supplier, distributor or business relation of the Company Group as of the date hereof to cease doing business with (or decrease their business with) the Company Group.

(b) Seller agrees that during the Restricted Period it shall not directly or indirectly induce or attempt to induce any employee of the Companies or any Company Subsidiary to leave the employ of the Companies or such Company Subsidiary; provided, however, that the foregoing will not prohibit (i) a general solicitation to the public of general advertising or the hiring or other retention of any person who responds to any such general solicitation or (ii) Seller from hiring any such employee whose employment has been terminated (A) by the Companies or by Purchaser or (B) by the employee, commencing 180 days after such termination of employment.

(c) In consideration of the Purchaser’s acquisition of the Company Interests and the goodwill appurtenant thereto pursuant to this agreement, the Seller covenants and agrees that, at all times during the period commencing at the Closing and ending on the date that is three (3) years after the Closing (“Non-Compete Period”), the Seller will not (and will not permit any of its controlled Affiliates to), directly or indirectly, engage in any Restricted Business in the Restricted Territory. For purposes of this Section 5.12(c), “Restricted Territory” means worldwide. In the event that a third-party acquiror who is not a Related Party acquires all or substantially all of the business, equity or assets of Seller or ParentCo after the date hereof (including in connection with any merger, consolidation, combination, reorganization, equity sale, asset sale or otherwise) in a bona fide arms’ length transaction, such non-Related Party acquiror shall not be deemed to be a controlled Affiliate of Seller for purposes of this Section 5.12 so long as at all times during the Non-Compete Period such non-Related Party acquiror or any Affiliate thereof does not, in any form or manner, directly or indirectly, use, incorporate, bundle, market, service, sell or otherwise utilize any then current or former product, service or asset (or any element thereof) owned or developed by or on behalf of ParentCo or Seller or any other of their respective Affiliates (including, without limitation, any applicable content, technology or Software (including any AI-enabled or other software tool) in connection with the Restricted Business.

(d) Purchaser and Seller acknowledge and agree that the Nondisclosure Agreement shall remain in effect until the Closing, at which time the Nondisclosure Agreement shall terminate and be of no further force or effect. If this Agreement is, for any reason, terminated prior to the Closing, the Nondisclosure Agreement shall nonetheless continue in full force and effect. From and after the Closing, Seller (i) shall, and shall cause its controlled Affiliates to, hold in confidence and not disclose to any Person, and (ii) shall not use and shall cause its controlled Affiliates not to use, exploit, retain, recreate, or attempt to reconstruct any and all confidential or other Proprietary Information (including, but not limited to, Company Group Exclusive Information), whether written or oral, concerning the Company Group or the Purchaser, except, in each case (A) to the extent that such information is or becomes known to the general public through no breach of the obligations of Seller or any of its Affiliates (or any associates of any of the foregoing) under this Section 5.12(d) or any other Person known by Seller or any of its Affiliates to be subject to confidentiality and non-disclosure requirements with respect to such information, (B) upon the demand of any Governmental Authority, (C) to the extent required by applicable Law (including stock exchange rules and U.S. securities Laws, including the Securities Exchange Act of 1934, as amended) or by any subpoena or similar legal process, including as set forth in Section 5.3, (D) in connection with the exercise of any remedies hereunder or under any Document or any Action relating to the enforcement of its rights hereunder or thereunder, or (E) as permitted or required pursuant to the terms of this Agreement, the IP License or the Transition Services Agreement. For the avoidance of doubt, Seller shall not retain for any purpose (including but not limited to recordkeeping or archival purposes), and shall destroy or delete any copies of, any and all Company Group Exclusive Information, other than any Company Group Exclusive Information expressly licensed to Seller by the Company Group under the IP License, on termination of the Transition Services Agreement or sooner at the Company Group’s request. If Seller or any of its Affiliates (or associates of any of the foregoing) are compelled to disclose any such information by judicial or administrative process or by other requirements of Law or if Seller or any of its Affiliates (or associates of any of the foregoing) exercise subsection (D) herein, Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Seller or any of its Affiliates (or associates of any of the foregoing) is legally required to disclose (or, in the case of subsection (D) herein, that counsel to Seller advises is reasonably necessary to disclose in connection with the exercise of any such remedy or in connection with any such Action), provided that Seller shall, at the sole cost and expense of Purchaser, use reasonable efforts to disclose such information only under seal or through other appropriate protective measures.

Section 5.13. Attorney-Client Privilege; Retention of Counsel. The parties acknowledge that Greenberg Traurig, LLP (“Seller’s Counsel”) has represented Seller and/or one or more of its direct or indirect parent companies in connection with the transactions contemplated by this Agreement. Purchaser, on behalf of itself and the Companies, agrees that any attorney-client privilege, attorney work-product protection, and expectation of client confidence attaching as a result of Seller’s Counsel’s representation of Seller and/or its direct or indirect parent companies in connection with the transactions contemplated by this Agreement, and all information and documents covered by such privilege or protection and arising prior to the Closing for the benefit of the Seller and the Company Group shall be subject to a joint privilege between the Seller, on the one hand, and the Company Group, on the other hand, and the Seller and the Company Group shall have equal right to assert all such joint privilege and protection and no such joint privilege may be waived by the Seller without the prior written consent of the Purchaser on behalf of the Company Group or by the Company Group without the prior written consent of the Seller. In no event will Purchaser object, or permit the Company Group to object, after the Closing to Seller’s (or any Affiliate’s) retention of Seller’s Counsel in connection with defending or prosecuting any claim subject to Seller’s obligations under this Agreement. The parties acknowledge that Baker & Hostetler LLP has represented the Purchaser in connection with the transactions contemplated hereby and the parties hereby consent to the representation by Baker & Hostetler LLP of the Purchaser or any of its Affiliates (including, following the Closing, the Company Group) in any future matter, including any post-Closing dispute concerning this Agreement or any of the other Documents.

Section 5.14. Independent Investigation; No Other Representations or Warranties. Purchaser acknowledges that it has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Company Group and acknowledges that it has been afforded full access to the books and records, facilities and personnel of the Company Group for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of the Company Group. Purchaser is knowledgeable about the industries in which the Company Group operates and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Purchaser acknowledges and agrees that: (a) in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules); (b) none of the Seller, the Company Group or any other Person has made any representation or warranty as to the Seller, the Company Group, this Agreement or the transactions contemplated hereby, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules) and (c) Purchaser does not have any knowledge that the representations and warranties of the Seller in this Agreement are not true and correct in all material respects. Without limiting the generality of the foregoing and except as expressly and specifically covered by a representation and warranty set forth in Article III, none of Seller, the Company Group or any other Person makes or has made any representation or warranty, either express or implied, as to (i) any projection, forecast, statement or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including the Confidential Information Memorandum dated Fall 2024 (the “Confidential Information Memorandum”)), (ii) any Law or regulation affecting the Company Group or its business that may be promulgated or become effective after the Closing, and (iii) any opinion, information, projection, document, material or advice that may have been or may be provided or made available to the Purchaser or any of its representatives by the Company Group, the Seller or any of their respective Affiliates or representatives (including in the Virtual Data Room or management presentations), and Purchaser has not relied upon any of the foregoing in entering into this Agreement. Any and all statements or information communicated by the Company Group, Seller or any of their respective Representatives or any other Person outside of this Agreement, including by way of the Confidential Information Memorandum, the Virtual Data Room, or the documents provided in response to Purchaser’s due diligence requests, whether verbally or in writing, are deemed to have been superseded by this Agreement, it being agreed that no such prior or contemporaneous statements or communications outside of this Agreement shall survive the execution and delivery of this Agreement.

Section 5.15. Release. Effective as of the Closing, the Seller, on behalf of itself and its Affiliates and their respective successors and assigns (the “Seller Releasing Parties”), hereby irrevocably and unconditionally releases, waives and forever discharges each Company and each Company Subsidiary (collectively referred to as, the “Seller Released Persons”) from all Liabilities, Actions, in Law or equity, whether known, unknown, suspected or claimed, that the Seller Releasing Parties ever had, now have or hereafter may have against the Seller Released Persons or any of them arising from or related to (a) the Seller’s ownership of Company Interests, (b) the Liabilities, Contracts or other arrangements to be terminated pursuant to Section 5.14 or (c) the operation or the conduct of the Companies prior to the Closing; provided, however, that nothing contained in this Section 5.15 shall (i) relate to or affect any obligations or Liabilities arising under this Agreement or any of the Documents or (ii) relate to or affect any right to indemnification or exculpation that an individual Person may have in his or her capacity as an officer, director or manager (or former officer, director or manager) under the Governing Documents of any member of the Company Group or insurance policies for their benefit arising in connection with any Action brought by any Person other than any Seller Releasing Party.

Section 5.16. Collections; Remittances; Mail.

(a) From and after the Effective Time, the Seller shall promptly remit to the Purchaser any amounts that are collected or received by the Seller or any of its Affiliates that are for the account of the Company Group and any mail or other communications directed to the Company Group or property assets of the Company Group that are received by the Seller after the Effective Time.

(b) From and after the Effective Time, the Purchaser shall promptly remit to the Seller any amounts that are collected or received by the Purchaser or any of its Affiliates that are for the account of the Seller or any of its Affiliates and any mail or other communications directed to the Seller or any of its Affiliates that are received by the Seller after the Effective Time.

Section 5.17. Wrong Pockets. If, following the Closing, Purchaser or Seller (or either of their respective Affiliates) identifies any asset that is exclusively related to or developed for the business of the Company Group prior to the Closing and was not previously transferred by Seller or any of its Affiliates to Purchaser, then Seller hereby assigns such asset and agrees to execute, acknowledge and deliver all reasonable further documents in order to effectuate the transfer of such asset to the Company Group.

Section 5.18. Termination of Affiliate Arrangements. The Seller shall promptly take, or cause to be taken, without liability to the Company Group or the Purchaser, such action as may be necessary so that there shall be no Liabilities, Contracts or other arrangements between the Company Group, on the one hand, and the Seller or any of its Affiliates (other than the Company Group), on the other hand, and, as of the Closing, all such Liabilities, Contracts and arrangements shall be deemed to be, and shall be, terminated in all respects (or amended such that no member of the Company Group is a party thereto following the Closing) without any further action by the parties thereto or the parties hereto. For the avoidance of doubt, this Section 5.18 shall not (a) apply to any Documents between either Company or any Company Subsidiary, on the one hand, and the Seller or any of its Affiliates (other than a Company), on the other hand, or (b) limit or terminate any Liability or obligation of the Seller under this Agreement or any Document to the Purchaser or any of its Affiliates (including, following the Closing, the Company Group).

Section 5.19. Rebranding. Within thirty (30) days of the Closing Date, Seller shall, and shall cause its applicable Affiliates to, cease to use each of the corporate names, trade names, assumed names, or brand names (and any logos, trade dress and other similar designations of source, sponsorship, association or origin associated therewith) set out in Section 5.19 of the Disclosure Schedules (the “Business Names”), including by changing the legal name of any Affiliate that contains any Business Names in its legal name.

Section 5.20. Virtual Data Room. As soon as practicable after the date of this Agreement, and in any event no later than fifteen (15) days after the date of this Agreement, the Seller will deliver to the Purchaser one or more USB drives containing a true, correct and complete electronic copy of the virtual data room maintained by Datasite with respect to “Project Florence” as it exists at the time of the execution of this Agreement (the “Virtual Data Room”).

Section 5.21. Failure to Novate; Third-Party Consents. To the extent that a member of the Company Group’s rights under any Contract (including any Bundled Contract) or Permit may not be novated and separated (in the case of any Bundled Contract) or assigned to, or otherwise assumed by, Purchaser or a member of the Company Group prior to Closing, or the transactions contemplated hereby would result in a breach of such Contract or Permit without the consent of another Person which has not been obtained prior to Closing, promptly following execution of this Agreement, and in any event within five (5) Business Days hereof, Seller and Purchaser shall cooperate with each other and use best efforts to obtain a novation and separation (in the case of any Bundled Contract), consent, waiver or other authorization from such Person to such novation and separation or assignment and assumption as promptly as possible, which shall include, without limitation, the actions set forth on Schedule 5.21. If any such consent shall not be obtained, Seller, to the maximum extent permitted by Law and such Contract or Permit, shall act after the Closing as Purchaser’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law, such Contract or Permit, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser. Without limiting the generality of the foregoing, Seller shall financially account to Purchaser for such proceeds on a monthly basis with the proceeds billed for its benefit and proceeds actually received. Purchaser shall have the right to audit and inspect, at its reasonable expense, books, records, electronic databases, systems, processes and other information directly relating to such proceeds upon reasonable notice to Seller.

Section 5.22. Payment of Retention Bonuses. Following the Closing Seller shall pay, or cause to be paid, all amounts required to be paid to any Company Continuing Employee after the Closing pursuant to the terms of the retention agreements set forth on Schedule 5.22 (or remit such amounts to Purchaser for payment to the applicable Company Continuing Employee in the event that payroll support services under the Transition Services Agreement have been terminated at the time such amounts become payable to such Company Continuing Employee). All such payments shall be subject to any applicable withholding Taxes. Notwithstanding anything to the contrary in this Agreement, to the extent any such Company Continuing Employee does not remain employed by the Purchaser or an Affiliate thereof through the applicable time period set forth in such employee’s retention agreement, or otherwise is not entitled for any reason to receive any portion of the retention payment(s) payable pursuant to such retention agreement, then Seller shall retain the applicable amount of the retention payment not paid or payable to such employee.

Section 5.23. Annual Recurring Revenue. For a period of three (3) months following the Closing (the “ARR Audit Period”), Seller shall cooperate with Purchaser, at Purchaser’s request and at reasonable times during normal business hours, in order for Purchaser to audit and inspect, at its reasonable expense, the books, records, electronic databases, systems, processes and other information relating to Seller’s determination of ARR attributable to each Company Group customer Contract. If, at the conclusion of the ARR Audit Period, Purchaser reasonably determines there to be an ARR Loss, Purchaser shall, within thirty (30) days following the end of the ARR Audit Period, notify Seller in writing of such determination, including Purchaser’s reasonably detailed calculation thereof. Seller and Purchaser agree to consult and attempt in good faith to resolve any issues or disagreements arising from Purchaser’s determination of an ARR Loss, and if the parties are unable to agree then they shall follow the dispute resolution procedure set forth in Section 2.5(d) (with the costs of such procedure allocated according to Section 2.5(e)), mutatis mutandis. For the avoidance of doubt, as it relates to the application of foreign exchange rates and the determination of an ARR Loss, exchange rate differences on their own cannot contribute towards an ARR Loss, but only the misapplication of a foreign exchange rate by Seller or the Company Group can contribute toward an ARR Loss. Seller shall indemnify and hold harmless the Purchaser and any Affiliate of Purchaser (which shall include the Company Group) for any ARR Loss, as finally determined hereunder. Seller’s obligation to indemnify pursuant to this Section 5.23 shall survive for a period of three (3) months following the end of the ARR Audit Period, provided, however, that if an indemnification claim is made during such period, Seller’s obligation shall extend until such claim is resolved. Seller’s obligation to indemnify pursuant to this Section 5.23 shall not be subject to the limitations set forth in Section 8.3.

ARTICLE VI––TAX MATTERS

Section 6.1. Straddle Periods. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the taxable period ending on the date of the Closing shall be:

(a) in the case of Taxes that are either (i) based upon or related to income or receipts or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 6.6), deemed equal to the amount which would be payable (after giving effect to amounts which may be deducted from or offset against such Taxes) if the taxable period ended on the date of the Closing; and

(b) in the case of Taxes imposed on a periodic basis with respect to the assets of a Company or Company Subsidiary, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (after giving effect to amounts which may be deducted from or offset against such Taxes) (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the period ending on the date of the Closing and the denominator of which is the number of days in the entire Straddle Period.

Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in paragraph (a) of this Section 6.1 taking into account the type of Tax to which the refund relates. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the relevant Company or Company Subsidiary.

Section 6.2. Tax Refunds. Any Tax refund received by the Purchaser within three (3) years of the Closing Date (including any interest paid or credited with respect thereto) relating to taxable periods (or portions of taxable period) ending on or before the Closing Date (other than refunds arising from the carryback of any Tax loss, deduction or credit from a taxable period (or portion thereof) beginning after the Closing Date) shall be the property of Seller, and if received by Purchaser, the Companies or any Company Subsidiary, shall be paid over promptly to Seller; provided that, any payment under this Section 6.2 shall be net of any out-of-pocket costs (including Taxes) of Purchaser or any of its Affiliates (including, following the Closing Date, the Company Group) attributable to such refund.

Section 6.3. Contests.

(a) After the Closing, Purchaser shall promptly notify Seller in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or Action or of any demand or claim on Purchaser, its Affiliates, the Companies or any Company Subsidiary which, if determined adversely to the taxpayer or after the lapse of time, could result in a Tax liability to Seller or an indemnification obligation of Seller under this Agreement. Such notice shall contain factual information (to the extent known to Purchaser, its Affiliates, or the Company Group) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If Purchaser fails to give Seller prompt notice of an asserted Tax liability as required by this Section 6.3, the Seller’s obligations pursuant to this Agreement shall not be relieved except to the extent, and only to such extent, that failure to give such notice results in a material detriment to Seller.

(b) In the case of a Tax audit or administrative or judicial Action that relates to taxable periods (or portions thereof) ending on or before the date of the Closing (a “Contest”), Seller shall have the sole right to control the conduct of such Contest so long as such Contest could not reasonably be expected to have an impact in a tax period (or portion thereof) beginning after the Closing Date. Purchaser shall have the sole right to control the conduct of any Contest not controlled by Seller.

(c) The non-controlling party shall have the right to participate in any such Contest, at its own expense, and the controlling party shall keep the non-controlling party reasonably apprised of any materially developments during such Contest. The controlling party may not settle or compromise any Contest without prior written consent of the non-controlling party, such consent not to be unreasonably withheld, conditioned, or delayed.

(d) Purchaser and Seller agree to cooperate, and Purchaser agrees to cause the Companies (or any Company Subsidiary) to cooperate, in the defense against or compromise of any claim in any Contest.

Section 6.4. Preparation of Tax Returns; Payment of Taxes.

(a) Seller, at its sole cost and expense, shall prepare and file all Tax Returns relating to the Company Group for taxable periods ending on or before the date of the Closing that are required to be filed after the Closing Date. Such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless otherwise required by applicable Law or pursuant to this Agreement (including pursuant to Section 6.4(d)). Seller shall provide Purchaser and its authorized representative with a copy of such completed Tax Return and at least 30 calendar days prior in to the due date (including any extension thereof), in the case of an income Tax Return (and reasonably in advance for any non-income Tax Return), for filing of such Tax Return, and Purchaser and its authorized representatives shall have the right to review and comment on such Tax Return prior to the filing of such Tax Return. Seller and Purchaser agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return by Purchaser or its authorized representatives and if the parties are unable to agree, then they shall follow the dispute resolution procedure set forth in Section 2.5(d), with the costs of such procedure allocated according to Section 2.5(e), mutatis mutandis. Seller shall be responsible for (i) all Taxes imposed on or payable by the Company Group for any taxable period that ends on or before the date of Closing and (ii) with respect to Straddle Periods, Taxes imposed on the Company Group which are allocable pursuant to Section 6.1 to the portion of such period ending on the date of Closing. The amount of Taxes payable by Seller under this Section 6.4(a) shall be reduced to the extent taken into account in the calculation of Total Indebtedness.

(b) Purchaser shall prepare and file (or cause the applicable Company to prepare and file) all Tax Returns that relate to the Company Group for all Straddle Periods; it being understood that all Taxes shown as due and payable on such Tax Returns shall be the responsibility of Purchaser, except for such Taxes which are the responsibility of Seller which Seller shall pay in accordance with this Article VI. Such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless otherwise required by applicable Law or pursuant to this Agreement. Purchaser shall provide Seller and its authorized representative with a draft of any Straddle Period Tax Return and a statement (with which Purchaser will make available supporting schedules and information) certifying the amount of Tax shown on such Tax Return that is allocable to Seller pursuant to Section 6.1 at least thirty (30) calendar days prior to the due date (including any extension thereof) for filing of such Tax Return in the case of an income Tax Return (and reasonably in advance for a non-income Tax Return), and Seller and its authorized representative shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return. The amount of Tax shown on any such Tax Return that is allocable to Seller shall be reduced to the extent accrued and taken into account in the calculation of Total Indebtedness. Seller and Purchaser agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return and statement by Seller or its authorized representative and if the parties are unable to agree then they shall follow the dispute resolution procedure set forth in Section 2.5(d) (with the costs of such procedure allocated according to Section 2.5(e)), mutatis mutandis.

(c) Notwithstanding anything to the contrary herein, if Seller receives an assessment or other notice of Taxes due with respect to the Company Group for any Pre-Closing Tax Period or any portion thereof for which Seller is not responsible, in whole or in part, then Purchaser shall pay such Taxes, or if Seller pays such Taxes, then Purchaser shall, or shall cause the Companies to, pay to Seller the amount of such Taxes for which Seller is not responsible within ten days following such payment. In the case of a Tax that is contested in accordance with the provisions of Section 6.3, payment of the Tax to the appropriate taxing authority will be considered to be due no earlier than the date a final determination to such effect is made by the appropriate taxing authority or court.

(d) The parties agree that Purchaser shall make an election under Section 338(g) of the Code with respect to the purchase, or deemed purchase, of any Company or Company Subsidiary not formed in the United States. Seller and its Affiliates shall cooperate and take any action reasonably requested by Purchaser with respect to any such election. No additional amounts shall be required to be paid to Seller (including as a result of any increase in taxes imposed) with respect to the elections described in this section. Within 60 days of the determination of the Final Purchase Price, Purchaser shall prepare a purchase price allocation with respect to the purchase, or deemed purchase (including pursuant an election under Section 338(g) of the Code), of any assets of the Company Group and shall provide such allocation to the Seller for its review and comment. Seller and Purchaser agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such allocation and if the parties are unable to agree then they shall follow the dispute resolution procedure set forth in Section 2.5(d) (with the costs of such procedure allocated according to Section 2.5(e)), mutatis mutandis.

Section 6.5. Tax Cooperation and Exchange of Information. Seller and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and Purchaser shall cause the Company Group to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other Action in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. Seller and Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 6.5. Notwithstanding anything to the contrary in Section 6.2, each of Seller and Purchaser shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Company Group for any taxable period that includes the date of the Closing and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions or (ii) six (6) years following the due date (without extension) for such Tax Returns. After such time, before Seller or Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given an opportunity, after ninety (90) calendar days prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense). Any information obtained under this Section 6.5 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other Action.

Section 6.6. Conveyance Taxes. Purchaser and Seller shall each be liable for, and agrees to pay, one-half of any and all Conveyance Taxes that may be imposed upon, or payable or collectible or incurred in connection with this Agreement and the transactions contemplated hereby. Purchaser and Seller agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable the party required to do so pursuant to applicable Law to comply with any filing requirements with respect to such Conveyance Taxes.

Section 6.7. Tax Covenants. Except as otherwise required by Law, neither Purchaser nor any Affiliate of Purchaser shall (a) amend, refile or otherwise modify, or cause or permit the Company Group to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any taxable period (or portion of any taxable period), ending on or before the date of the Closing or (b) enter into any voluntary disclosure or similar agreement, or otherwise voluntarily disclose information to, any Governmental Authority with respect to any taxable period (or portion thereof) ending on or before the date of the Closing, without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.8. Deduction of Company Transaction Expenses. All Tax Returns prepared pursuant to this Article VI shall treat all Company Transaction Expenses paid or accrued on or before the Closing Date as being incurred in a taxable period (or portion thereof) ending on or before the Closing Date to the extent permitted by applicable Law at a “more likely than not” or greater confidence level. “Company Transaction Expenses” mean the collective amount due and payable by the Company Group or Seller for all out of pocket costs and expenses incurred by the Company Group or by or on behalf of Seller (to the extent such amount is not paid prior to the Closing) on account of the entry into this Agreement by Seller or the consummation of the transactions hereunder, including (a) Seller Expenses and (b) any employee retention payments, stay bonuses or severance, termination, change in control, retention or similar payments or benefits payable to any employee of the Company Group.

Section 6.9. Tax Indemnity. Seller shall indemnify the Purchaser, any Affiliate of the Purchaser (including after the Closing the Company Group), and any of their officers, directors, employees, or agents against any loss attributable to (a) any and all Taxes imposed on the Company Group for a Taxable period (or portion thereof) ending on or before the Closing Date (determined in accordance with Section 6.3 for any Straddle Period), (b) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any member of the Company Group (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law which are imposed on the Company Group, (c) any and all Taxes of any Person imposed on the Company Group as a transferee or successor, pursuant to any tax sharing, allocation, indemnification, or similar agreement, or pursuant to any applicable Laws, which Taxes relate to an event, agreement or transaction occurring on or before the Closing Date, (d) any and all Taxes of the Seller (excluding any Conveyance Taxes for which the Purchaser is responsible pursuant to Section 6.6), (e) any Conveyance Taxes for which the Seller is responsible pursuant to Section 6.6, (f) Accounting Change Taxes, (g) employment, payroll or withholding Taxes (but excluding any penalties arising from Purchaser’s failure to withhold and timely pay to the Governmental Authority pursuant to a payment made under this Agreement) with respect to any payments under or contemplated by this Agreement relating to a Taxable period ending on or prior to the Closing Date; (h) Foreign Corporation Taxes, (i) any breach of a representation or warranty in Section 3.7(b) or Section 3.10 or a covenant contained in this Article VI, or and (j) costs and expenses associated with a Contest (except as otherwise provided in Section 6.3) or with preparing, filing, amending or defending any Tax Return of the Company or any Subsidiary of the Company for a Taxable period (or portion thereof) ending on or before the Closing Date (including, for the avoidance of doubt, any such costs and expenses associated with any Tax Return for a Straddle Period allocable to the portion of such Straddle Period ending on (and including) the Closing Date based on the relative number of days in such portion compared to the total number of days in the entire Straddle Period); provided, however, that solely for the purposes of avoiding any purported “double counting” of losses, Seller shall not be responsible for any Taxes described in this Section 6.9 to the extent, and only to such extent, such Taxes were actually included in the calculation of Total Indebtedness or Net Working Capital, in each case as finally determined hereunder; provided, further, that Seller shall have no obligation to indemnify the Purchaser, any Affiliate of the Purchaser, or any of their officers, directors, employees, or agents against any loss attributable to (y) any transactions occurring on the Closing

Date after the Closing outside of the ordinary course of business (other than as expressly contemplated by this Agreement), or (z) any breach by the Purchaser or any Affiliate of Purchaser of a covenant contained in this Article VI. Seller’s obligation to indemnify pursuant to this Section 6.9 shall survive until the expiration of the applicable statute of limitations; provided, however, that if an indemnification claim is made during such period, Seller’s obligation shall extend until such claim is resolved. Any indemnification payments required pursuant to this Section 6.9 for Losses shall be paid as follows: (i) first, from the R&W Insurance Policy to the extent that coverage is available thereunder for such Losses, and (ii) second, from Seller. Seller’s obligation to indemnify pursuant to this Section 6.9 shall not be subject to the limitations set forth in Section 8.3.

ARTICLE VII––CONDITIONS TO CLOSING

Section 7.1. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Purchaser’s written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) Other than as set forth herein, the representations and warranties of Seller contained in Article III shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where such failures of such representations and warranties to be true and correct, individually or in the aggregate, would not have a Material Adverse Effect, (ii) the Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), and (iii) the covenants and agreements contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects;

(b) Austrian Cartel Act. The Austrian Competition Authority and Austrian Federal Cartel Prosecutor shall have:

(i) provided written confirmation that no in-depth review by the Austrian Cartel Court was requested with respect to the transactions contemplated by this Agreement and that such transactions may now be consummated;

(ii) failed to issue such a written confirmation within the time-limits stipulated in the Austrian Cartel Act, or

(iii) informed that the transactions contemplated by this Agreement do not give rise to a notifiable concentration falling within the scope of the Austrian Cartel Act.

(c) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against either Seller or Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of Purchaser, is likely to render it impossible or unlawful to consummate such transactions or which would have a Material Adverse Effect; provided, however, that the provisions of this Section 7.1(c) shall not apply if the Purchaser has directly or indirectly solicited or encouraged such Action;

(d) No Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect; and

(e) Agreements and Other Documents. Seller shall have delivered to Purchaser the following closing documents:

(i) a certificate of the secretary or assistant secretary of Seller having attached thereto (A) the Governing Documents of the Companies, (B) resolutions of the board of managers of Seller authorizing the execution, delivery and consummation of this Agreement and the other Documents to which Seller is a party and the transactions contemplated hereby and thereby, (C) a good standing certificate of each of the Companies issued by the applicable Governmental Authority, dated a recent date before the Closing, and (D) certificates of incumbency and specimen signatures of the signatory officers of Seller;

(ii) the Escrow Agreement duly executed by Seller;

(iii) the Transition Services Agreement duly executed by Seller;

(iv) the Employee Leasing Agreement duly executed by Seller;

(v) an assignment of interests with respect to the Membership Interests, in the form attached to this Agreement as Exhibit H (the “Interests Assignment”), duly executed by Seller.

(vi) a duly executed transfer of the Shares to the Purchaser (or as it directs) together with the share certificate(s) for all of the Shares (or an express indemnity in a form satisfactory to the Purchaser in the case of any missing certificate);

(vii) a voting power of attorney granted by the Seller to Purchaser in respect of the Shares, duly executed by the Seller;

(viii) offer letters with the Key Employees in the form reasonably agreed by Seller and Purchaser, duly executed by the Key Employees named therein;

(ix) a resignation letter of each person serving on the board of directors (or its equivalent) of each member of the Company Group and/or serving as an officer of each member of the Company Group, in their capacity as a director and/or officer, effective as of the Effective Time, duly executed by each such Person;

(x) minutes of the meeting of the board of directors of Dragonfly: (A) approving the registration of the transfers in respect of the Shares (subject only to due stamping); (B) appointing the persons nominated in writing by the Purchaser as directors of Dragonfly; (C) accepting the resignations referred to in Section 7.1(e)(viii); (D) changing Dragonfly’s registered office address to that of the Purchaser; and (E) any other matters reasonably required by the Purchaser;

(xi) minutes of the meeting of the board of directors (or its equivalent) of each member of the Company Group (except Dragonfly): (A) appointing the persons nominated in writing by the Purchaser as directors of the relevant Company Group member, (B) accepting the resignations referred to in Section 7.1(e)(ii), (C) if required, changing the registered office of the applicable member of the Company Group’s address to such address designated by Purchaser, and (D) any other matters reasonably required by Purchaser;

(xii) the stock register, minute books and all other business and statutory books and business records relating to the operation of the Company Group (including any authentication code issued by Companies House for electronic filing purposes);

(xiii) evidence of the release of the Company Group from any guarantees or Liens on indebtedness of Seller or its Affiliates in form satisfactory to Purchaser, including UCC-3 termination statements terminating all Liens on any assets or property of the Company Group;

(xiv) an executed IRS Form W-9 from the Seller;

(xv) executed copies of (A) that certain Intellectual Property License (the “IP License”) in the form attached hereto as Exhibit I, duly executed by Seller and the Companies, and (B) that certain Assignment of Intellectual Property Agreement (“IP Assignment”) in the form attached hereto as Exhibit J, duly executed by Seller and Oxford;

(xvi) evidence of the filing of the Oxford Analytica Europe FY 21 Accounts with the Paris trade and companies registry;

(xvii) evidence of the filing of the Dragonfly FY 23 Accounts with the UK’s Registrar of Companies;

(xviii) evidence of the filing of the annual returns of Dragonfly Eye Pte. Ltd. for the financial year ending 31 December 2023;

(xix) evidence of the transfer of those Domain Names which are currently registered in the name of the Seller, in a form satisfactory to Purchaser;

(xx) lists, updated as of immediately prior to the Closing, of all employees and independent contractors as described in Section 3.12(h) and Section 3.12(i), including email address information for each; and

(xxi) that certain Asset Assignment and Assumption Agreement in the form attached hereto as Exhibit K, duly executed by the Seller and the Companies.

Section 7.2. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver of Seller, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Purchaser contained in Article IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby, and (ii) the covenants and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects;

(b) Austrian Cartel Act. The Austrian Competition Authority and Austrian Federal Cartel Prosecutor shall have provided written confirmation that no in-depth review by the Austrian Cartel Court was requested with respect to the transactions contemplated by this Agreement and that such transactions may now be consummated;

(c) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against any of Seller, either Company, any Company Subsidiary or Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of Seller, is likely to render it impossible or unlawful to consummate such transactions; and

(d) Prior to or at the Closing, Purchaser shall have delivered to Seller the following closing documents:

(i) a certificate of the secretary or assistant secretary of Purchaser having attached thereto (A) the Governing Documents of Purchaser, (B) resolutions of the board of directors of Purchaser authorizing the execution, delivery and consummation of this Agreement and the other Documents to which Purchaser is a party and the transactions contemplated hereby and thereby, (C) a good standing certificate of Purchaser issued by the Secretary of State of its jurisdiction of organization, dated a recent date before the Closing, and (D) certificates of incumbency and specimen signatures of the signatory officers of Purchaser;

(ii) the Escrow Agreement duly executed by Purchaser and the Escrow Agent;

(iii) the Transition Services Agreement duly executed by Purchaser;

(iv) the Employee Leasing Agreement duly executed by Purchaser and its Affiliates, as applicable; and

(v) evidence that the R&W Insurance Policy has been bound.

ARTICLE VIII – SURVIVAL; REMEDIES

Section 8.1. Survival. All representations and warranties of Seller contained in, or arising out of, this Agreement (or any certificate or other documents delivered in connection herewith) shall expire at the Closing, and thereafter no claim may be made with respect to, or any Action instituted for, any breach of or inaccuracy in any such representation or warranty, other than in the case of Fraud or as set forth in Section 8.2(b). All post-Closing covenants herein will survive the Closing for the period expressly specified therein, and thereafter no claim may be made with respect to, or any Action instituted for, any breach of or failure to perform any such covenants, other than in the case of Fraud. The foregoing shall apply regardless of whether: (a) Purchaser continues to maintain the R&W Insurance Policy following the Closing; (b) the R&W Insurance Policy is revoked, cancelled or modified in any manner after issuance; (c) any claim made by Purchaser under the R&W Insurance Policy is denied by the issuer thereof, or (d) Purchaser fails or refuses to make a claim, or fails to comply with the required claims procedures, under the R&W Insurance Policy. Notwithstanding anything expressed or implied herein to the contrary, this Section 8.1 shall not limit any claim or recovery available to Purchaser under the R&W Insurance Policy. For purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any loss with respect thereto), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.2. Indemnification of Purchaser. Subject to the terms and conditions of this Article VIII, from and after the Closing, Seller shall indemnify and hold harmless Purchaser and its Affiliates, officers, directors, employees and agents (each a “Purchaser Indemnified Party”) from and against:

(a) any Bundled Contract Losses on account of any of the Specified Bundled Contracts; or

(b) any and all Liabilities, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees and expenses) actually suffered or incurred by them (hereinafter a “Loss”), arising out of or resulting from the matters listed on Schedule 8.2(b) (each, an “Indemnified Claim”).

Section 8.3. Limits on Liability; Order of Recovery. Notwithstanding anything to the contrary in this Agreement:

(a) In no event shall (i) the aggregate amount of Bundled Contract Losses for which Seller shall be liable exceed $1,103,644.33 or (ii) the total aggregate liability of Seller on account of Section 8.2(b) exceed an amount equal to twenty five percent (25%) of the Purchase Price except in the case of any inaccuracy in, or breach of, any Fundamental Representation, for which the total aggregate liability of Seller shall not exceed the Purchase Price;

(b) Seller shall not be liable to the Purchaser Indemnified Parties for indemnification under Section 8.2(b) unless and until the aggregate amount of all Losses in respect of indemnification under Section 8.2(b) exceeds $100,000 (the “Basket”), in which event Seller shall be required to pay for all such Losses from the first dollar. No Purchaser Indemnified Party shall bring a single claim to Seller for any Loss arising under Section 8.2(b) which does not exceed $5,000; provided that such single claim may still be made against the R&W Insurance Policy and such claim, when aggregated with others, in any event will count toward the Basket;

(c) In no event shall Seller be liable pursuant to Section 8.2 for incidental, special, punitive, indirect or consequential damages of any kind, lost profits, loss of enterprise value, diminution in value of any business, damage to reputation or loss to goodwill, whether based on contract, tort, strict liability, other law or otherwise and whether or not arising from any other party’s sole, joint or concurrent negligence, strict liability or other fault (including any Losses based upon “multiple of profits” or “multiple of cash flow” or other valuation methodology), other than any such damages or losses awarded in an Indemnified Claim;

(d) Any indemnification payments required pursuant to Section 8.2(a) for Bundled Contract Losses shall be paid as follows: (i) first, from the R&W Insurance Policy to the extent that coverage is available thereunder for such Bundled Contract Losses, (ii) second, from the Bundled Contract Escrow Amount, to the extent of funds available thereunder, and (iii) third, from Seller;

(e) Any indemnification payments required pursuant to Section 8.2(b) for Losses shall be paid as follows: (i) first, from the R&W Insurance Policy to the extent that coverage is available thereunder for such Losses, and (ii) second, from Seller; and

(f) The amount of any Bundled Contract Losses shall be offset and reduced by an amount equal to 2.75 times the amount, if any, by which ARR on account of any Novated Contract exceeds the ARR of Company Group products and/or services applicable to the underlying Specified Bundled Contract (and such calculation and, if applicable, reduction and offset or payment to Seller of any prior overpayment of Bundled Contract Losses shall be applied following each Bundled Contract Novation).

Section 8.4. Release of Bundled Escrow Amount.

(a) If, following the occurrence of any Bundled Contract Novation, the product of (i) the aggregate ARR under all Specified Bundled Contracts (as set forth on Schedule 1.1) which as of such date are not Novated Contracts and (ii) 2.75 is less than the amount of the Bundled Contract Escrow Amount then being held pursuant to the Escrow Agreement, then such difference shall be released to Seller (and such calculation and, if applicable, release of funds shall be applied following each Bundled Contract Novation). In addition, any portion of the Bundled Contract Escrow Amount not previously released to Purchaser or Seller shall be released to Seller promptly after December 31, 2028. Purchaser and Seller shall provide joint written instructions to the Escrow Agent to release the Bundled Contract Escrow Amount (or applicable portion thereof) in accordance with the provisions of this Section 8.4.

(b) Upon the occurrence of any Bundled Contract Loss, Purchaser and Seller shall promptly provide joint written instructions to the Escrow Agent to release the applicable portion of the Bundle Contract Escrow Amount reflecting such Bundled Contract Loss to Purchaser.

Section 8.5. Defense and Settlement of Indemnified Claims.

(a) For the avoidance of doubt, Seller shall retain, and have the sole right to maintain, the defense of each Indemnified Claim at Seller’s expense and by Seller’s own counsel, and the Purchaser Indemnified Parties shall cooperate in good faith in such defense if and to the extent requested by Seller. Without limiting the generality of the foregoing, Seller shall have the sole right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any Indemnified Claim. Purchaser shall cooperate with Seller in all reasonable respects in connection with the defense of any Indemnified Claim, including making available records relating to such Indemnified Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, former employees of the Company Group as may be reasonably necessary for the preparation of the defense of such Indemnified Claim. Notwithstanding the foregoing, Seller shall not have the right to defend or direct the defense of any such Indemnified Claim if (i) the Indemnified Claim is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, (ii) the Indemnified Claim seeks an injunction or other equitable relief against the Purchaser, (iii) the assumption of defense of the Indemnified Claim by the Seller is reasonably likely to cause Purchaser Indemnified Party to lose coverage under the R&W Insurance Policy, or (iv) a Purchaser Indemnified Party or the insurer is required to assume the defense of such Indemnified Claim pursuant to the R&W Insurance Policy.

(b) Notwithstanding any other provision of this Agreement, Seller shall have the sole right to settle any Indemnified Claim provided that any settlement involving the matters set forth in Section 8.5(a)(i)-(iv) or any admissions, compromises, statements, or other remedies beyond payment of Cash by Seller requires Purchaser’s consent, and no Purchaser Indemnified Party shall enter into settlement of any Indemnified Claim without the prior written consent of Seller.

Section 8.6. No Double Recovery. Notwithstanding anything herein to the contrary, no party or other Person entitled to indemnification under this Article VIII shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement (including to the extent there has been a specific liability or reserve relating to such matter included in the calculation of the Purchase Price adjustment pursuant to Section 2.5) or any document executed in connection with this Agreement or otherwise. Without limiting the generality of the foregoing, if any Loss is satisfied and paid to such Purchaser Indemnified Party from the R&W Insurance Policy, such Purchaser Indemnified Party may not seek duplicate recovery or reimbursement for the identical Loss from Seller hereunder.

Section 8.7. Treatment of Indemnity Payments Between the Parties. Unless otherwise required by applicable Law, all indemnification payments shall constitute adjustments to the Purchase Price for all Tax purposes, and no party shall take any position inconsistent with such characterization.

Section 8.8. Remedies. Notwithstanding anything expressed or implied herein to the contrary, Purchaser acknowledges and agrees, on behalf of itself, its Affiliates (including the Company Group following the Closing) and their respective former, current, or future directors, managers, officers, shareholders, representatives, controlling persons, agents, attorneys, financing sources, general or limited partners and successors and assigns (collectively, the “Purchaser Related Persons”) that Seller and its Affiliates shall not have any direct or indirect liability (derivatively or otherwise) with respect to any breach of or inaccuracy in any representation or warranty contained in, or arising out of, this Agreement (or any certificate or delivered in connection herewith) and that no claim may be made, or any suit or other Action instituted, by Purchaser or any Purchaser Related Persons against Seller or any of its Affiliates with respect thereto, other than in the case of Fraud. In furtherance of the foregoing, Purchaser, on behalf of itself and the Purchaser Related Persons, acknowledges and agrees that (a) the sole and exclusive remedy of Purchaser (and any Purchaser Related Person) with respect to any breach of or inaccuracy in any representation or warranty contained in, or arising out of, this Agreement (or any certificate or other documents delivered in connection herewith) shall be claims under the R&W Insurance Policy, and (b) Seller and its Affiliates shall not have any direct or indirect liability of any kind or nature with respect to the R&W Insurance Policy or any claim thereunder, in each case, other than in the case of Fraud.

ARTICLE IX––TERMINATION

Section 9.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by either Seller or Purchaser if the Closing shall not have occurred by the June 30, 2025; provided, however, that the right to terminate this Agreement under this Section 9.1(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b) by either Purchaser or Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

(c) by Seller (if Seller not then in breach of this Agreement in any material respect) if Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Section 7.1, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice by Seller to Purchaser specifying such breach;

(d) by Purchaser (if Purchaser is not then in breach of this Agreement in any material respect) if Seller shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Section 7.2, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice by Purchaser to Seller specifying such breach; or

(e) by the mutual written consent of Seller and Purchaser.

Section 9.2. Effect of Termination. In the event of any termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability or obligation on the part of Purchaser, Seller or their respective Affiliates, except (a) as set forth in Sections 10.4, 10.5 and 10.15, which shall remain in full force and effect, and (b) that nothing herein shall relieve either party hereto from liability for any breach of this Agreement prior to such termination.

ARTICLE X - MISCELLANEOUS

Section 10.1. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by e-mail or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally or by e-mail, or if mailed, two (2) days after the date of mailing, as follows:

If to Purchaser:

Dow Jones & Company, Inc.

1211 6th Avenue

New York, NY 10036

Attention: James Sim

Bradley Rolston

Email: [***]

with a copy (which shall not constitute notice) to:

Baker & Hostetler LLP

45 Rockefeller Plaza

New York, NY 10111

Attention: Steven H. Goldberg

Email: [***]

If to Seller:

FiscalNote, Inc.

1201 Pennsylvania Avenue NW, 6th Floor

Washington, DC 20004

Attention: Todd M. Aman

Email: [***]

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

1750 Tysons Boulevard, Suite 1000

McLean, VA 22102

Attention: Scott Meza and Jason Simon

Email: [***]

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

Section 10.2. Exhibits and Schedules. All exhibits and schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. For the purposes of this Agreement, any matter that is disclosed in a Schedule to this Agreement shall be deemed to have been included in such other Schedule, notwithstanding the omission of an appropriate cross reference thereto. Disclosure of any fact or item in any Schedule shall not necessarily mean that such fact or item is material to the Company Group, individually or taken as a whole.

Section 10.3. Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

Section 10.4. Expenses. Except as otherwise set forth in this Agreement, regardless of whether the transactions provided for in this Agreement are consummated, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein. Each party hereto understands and acknowledges that all out-of-pocket fees and expenses incurred or to be incurred by the Companies or Seller in connection with the transactions contemplated hereby constitute Seller Expenses and may be paid by the Companies prior to the Effective Time or, at the option of the Companies, by the Purchaser at the Closing in accordance with Section 2.5(b).

Section 10.5. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the schedules and exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

Section 10.6. Jurisdiction and Venue. Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware, in any Action arising out of or relating to this Agreement, agrees that all claims in respect of the Action may be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that service of summons and complaint or any other process that might be served in any Action may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 10.1. Nothing in this Section 10.6, however, shall affect the right of any party to serve legal process in any other manner permitted by law. Each party agrees that a final, non-appealable judgment in any Action so brought shall be conclusive and may be enforced by Action on the judgment or in any other manner provided by law.

Section 10.7. Assignment; Successors and Assigns; No Third-Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties hereto partners or participants in a joint venture.

Section 10.8. Limitation on Damages. Notwithstanding anything to the contrary set forth herein, no party shall be liable for any consequential damages, including loss of revenue, income or profits, loss in value of assets or securities, punitive, special or indirect damages, relating to any breach of this Agreement.

Section 10.9. Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a mutually executed counterpart to this Agreement.

Section 10.10. Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 10.11. Entire Agreement. This Agreement (including the Schedules attached hereto) and the other Documents constitute the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

Section 10.12. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

Section 10.13. No Strict Construction. Each of the parties hereto acknowledge that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against either party.

Section 10.14. Specific Performance. Each of Seller and Purchaser acknowledge that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an Action for damages but also by an Action for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

Section 10.15. Waiver Of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

Section 10.16. Failure or Indulgence Not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 10.17. Amendments. This Agreement may be amended, at any time prior to the Closing, by action taken by Seller and Purchaser. This Agreement (including the provisions of this Section 10.17) may not be amended or modified except by an instrument in writing signed on behalf of all of the parties required pursuant to the preceding sentence.

Section 10.18. Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience only, in sections corresponding to the Sections of Article III. To the extent that any representation or warranty contained in Article III of the Agreement is limited or qualified by the materiality of the matters to which the representation or warranty is given, the inclusion of any matter in the Disclosure Schedules does not constitute a determination by Seller that such matters are material. In addition, under no circumstances shall the disclosure of any matter in the Disclosure Schedules where a representation or warranty in Article III of the Agreement is limited or qualified by the materiality of the matters to which the representation or warranty is given imply that any other undisclosed matter having a greater value or other significance is material.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FACTIVA LIMITED

By:	/s/ Eric Mandrackie
Name: Eric Mandrackie
Title: Director

[Signature Page continues on next page]

[Signature Page to Equity Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FISCALNOTE, INC.

By:	/s/ Josh Resnik
Name: Josh Resnik
Title: President and Chief Executive Officer

[End of Signature Page]

[Signature Page to Equity Purchase Agreement]

EXHIBIT A

ACCOUNTING METHODOLOGY

[Intentionally omitted in reliance upon Regulation S-K Item 601(a)(5)]

EXHIBIT B

ACCOUNTING PRINCIPLES; SAMPLE NET WORKING CAPITAL CALCULATION

[Intentionally omitted in reliance upon Regulation S-K Item 601(a)(5)]

EXHIBIT C

FORM OF ESCROW AGREEMENT

[Intentionally omitted in reliance upon Regulation S-K Item 601(a)(5)]

EXHIBIT D

FORM OF TRANSITION SERVICES AGREEMENT

[Intentionally omitted in reliance upon Regulation S-K Item 601(a)(5)]

EXHIBIT E

FORM OF EMPLOYEE LEASING AGREEMENT

[Intentionally omitted in reliance upon Regulation S-K Item 601(a)(5)]

EXHIBIT F

R&W INSURANCE POLICY

[Intentionally omitted in reliance upon Regulation S-K Item 601(a)(5)]

EXHIBIT G

SAMPLE BUNDLED CONTRACTS LOSS CALCULATION

[Intentionally omitted in reliance upon Regulation S-K Item 601(a)(5)]

EXHIBIT H

FORM OF INTERESTS ASSIGNMENT

[Intentionally omitted in reliance upon Regulation S-K Item 601(a)(5)]

EXHIBIT I

FORM OF IP LICENSE

[Intentionally omitted in reliance upon Regulation S-K Item 601(a)(5)]

EXHIBIT J

FORM OF IP ASSIGNMENT

[Intentionally omitted in reliance upon Regulation S-K Item 601(a)(5)]

EXHIBIT K

FORM OF ASSET ASSIGNMENT AND ASSUMPTION AGREEMENT

[Intentionally omitted in reliance upon Regulation S-K Item 601(a)(5)]